UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ATWOOD OCEANICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ATWOOD OCEANICS, INC.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

January 11, 2016

Dear Shareholder:

You are cordially invited to join us for our 2016 Annual Meeting of Shareholders to be held on Wednesday, February 17, 2016 at 12:00 P.M., Houston Time, at the principal executive office of Atwood Oceanics, Inc., 15011 Katy Freeway, First Floor, Houston, Texas 77094.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, which includes the election of eight members of our Board of Directors to serve one-year terms, an advisory, non-binding resolution to approve our executive compensation for fiscal year 2015, the approval of Amendment No. 1 to our 2013 Long-Term Incentive Plan, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2016. At the Annual Meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to ask questions following the completion of business.

It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if printed proxy materials are mailed to you, by completing and signing the form of proxy and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the following page includes instructions on how to vote your shares.

The officers and directors of Atwood Oceanics, Inc. appreciate and encourage shareholder participation. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Saltiel

President and Chief Executive Officer

ATWOOD OCEANICS, INC.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, February 17, 2016

TIME	12:00 P.M., Houston Time

PLACE	15011 Katy Freeway, First Floor

Houston, Texas 77094

ITEMS OF BUSINESS	1.	To elect the eight members of our Board of Directors specified in the accompanying proxy statement to serve one-year terms.

2.	To approve, by a shareholder non-binding advisory vote, the compensation of our named executive officers.

3.	To approve Amendment No. 1 to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan to increase the number of shares of our common stock that may be issued thereunder by 2,300,000 shares.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2016.

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	You may vote, in person or by proxy, at the Annual Meeting if you were a holder of record of our common stock at the close of business on December 18, 2015.

VOTING BY PROXY	In order to avoid additional soliciting expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1.	Call 1-800-690-6903 to vote by telephone;

2.	Go to www.proxyvote.com to vote over the Internet; or

3.	MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON FEBRUARY 17, 2016.

A COPY OF THE PROXY STATEMENT, A FORM OF PROXY, AND THE ATWOOD

OCEANICS, INC. 2015 ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT www.proxyvote.com.

By Order of the Board of Directors

Walter A. Baker

Corporate Secretary

January 11, 2016

2016 ANNUAL MEETING OF SHAREHOLDERS

ATWOOD OCEANICS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation of proxies by the Board of Directors of Atwood Oceanics, Inc. for use at the 2016 Annual Meeting of Shareholders to be held on February 17, 2016 at 12:00 P.M., Houston Time, at 15011 Katy Freeway, First Floor, Houston, Texas, 77094 and at any and all adjournments or postponements thereof. This proxy statement contains information about the items being voted on at the Annual Meeting. Please read it carefully.

This proxy statement, a form of proxy and voting instructions are expected to be mailed on or about January 11, 2016. Our 2015 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended September 30, 2015, is expected to be mailed at the same time. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

Our principal executive office is located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, our telephone number is (281) 749-7800 and our website address is www.atwd.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote?

Only holders of record of our common stock, par value $1.00 per share, on December 18, 2015 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were 64,767,393 shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters, except the election of directors. In the election of directors, a shareholder may exercise his right to cumulate votes as detailed under “What are the requirements to elect the directors and approve each of the proposals?”, below. No other class of securities will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at the Company’s principal executive offices set forth above during usual business hours. Such list shall also be open to the examination of any shareholder present at the meeting.

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting and at any adjournments or postponements thereof.

What are the Board of Directors’ voting recommendations regarding the election of directors and proposals?

The Board of Directors recommends that you vote as follows:

Proposal to be Voted Upon		Recommendation
Proposal No. 1	Election of eight nominees to the Board of Directors	“FOR” Each Nominee
Proposal No. 2	Advisory vote on the Company’s executive compensation	“FOR”
Proposal No. 3	Approval of Amendment No. 1 to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan to increase the number of shares of our common stock that may be issued thereunder by 2,300,000 shares	FOR”
Proposal No. 4	Ratification of the Company’s independent auditors	“FOR”

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy. Abstentions and broker non-votes (defined below) will be considered as present for quorum purposes.

How do I vote?

Shareholders entitled to vote at the Annual Meeting may vote in person or by proxy. Proxies may be submitted over the Internet, by telephone or by mail. Proxies submitted over the Internet or by telephone must be received by 11:59 P.M. Eastern Time, on Tuesday, February 16, 2016. Submitting a proxy authorizes the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. The persons named in the form of proxy (Mark W. Smith and Walter A. Baker) have advised that they will vote all shares represented by proxy unless authority to so vote is withheld by the shareholder granting the proxy. In the election of directors, such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If your proxy does not indicate your vote, the persons named in the proxy will vote your shares “FOR” the Board’s director nominees, “FOR” approval of the advisory resolution regarding executive compensation, “FOR” approval of Amendment No. 1 to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan and “FOR” the ratification of the appointment of our independent auditors. If any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the persons named in the proxy.

Can I change my vote?

A proxy may be revoked by a shareholder at any time before it is voted by giving notice of the revocation in writing to the Company’s Corporate Secretary at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed, or by voting in person at the meeting.

What are the requirements to elect the directors and approve each of the proposals?

The election of directors at the Annual Meeting requires the vote of holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome.

Each share of common stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the state in which we are incorporated, require the shareholder to give our Corporate Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, Attn: Corporate Secretary. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons named in the form of proxy (Mark W. Smith and Walter A. Baker) are not expected to exercise the right to cumulate votes for the election of the directors named elsewhere in this proxy statement, although such persons shall have discretionary authority to do so.

The advisory vote on the Company’s executive compensation, and the ratification of the appointment of independent auditors each require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

The approval of Amendment No. 1 to our 2013 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who cast a vote on the proposal, at a meeting at which a quorum is present. Broker non-votes will have no effect on the outcome of the approval of Amendment No. 1 to our 2013 Long-Term Incentive Plan, and abstentions will count as a vote against the proposal.

If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. Under New York Stock Exchange (“NYSE”) rules, the approval of the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the advisory vote on executive compensation, and the vote to approve Amendment No. 1 to the 2013 Long-Term Incentive Plan are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be considered to be present at the meeting for purposes of determining a quorum.

What happens if I am a registered holder?

If your shares are registered directly in your name, you are the holder of record of such shares. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. With respect to the director elections, the advisory vote on our executive compensation and the ratification of the appointment of independent auditors, abstentions will have no effect on the outcome. Abstentions will count as a vote against the proposal to approve Amendment No. 1 to our 2013 Long-Term Incentive Plan.

Does Atwood offer electronic delivery of proxy materials?

Yes. We are making this proxy statement, the form of proxy and our 2015 Annual Report available to shareholders electronically via the Internet on www.proxyvote.com. On or about January 11, 2016, we began mailing to our shareholders proxy materials and a Notice of Annual Meeting of Shareholders containing instructions on how to access this proxy statement and our Annual Report and how to vote by telephone or online. The notice is not a form for voting.

What is “householding”?

Securities and Exchange Commission (“SEC”) rules allow us to deliver a single copy of our Annual Report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family. This role benefits both you and the Company. We believe it eliminates duplicate mailings to shareholders living at the same address and reduces our printing and mailing costs. This rule applies to any Annual Report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling 1-800-690-6903, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com, or in writing to Atwood Oceanics, Inc., c/o Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. We will promptly send separate proxy materials to a shareholder at a shared address on request.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date, December 18, 2015. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding common stock in brokerage accounts or by a bank or other nominee will be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and certain other electronic devices will not be permitted at the Annual Meeting.

How are proxies being solicited?

We are soliciting the proxies and will bear the entire cost of this solicitation. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 437 Madison Ave., 28th Floor, New York, New York 10022, to solicit proxies on our behalf for a fee of $7,500 plus out-of-pocket expenses. Proxies may also be solicited personally by our directors, officers and other employees in the ordinary course of business. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Annual Meeting?

The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.

Who is the Transfer Agent?

Our Transfer Agent is Continental Stock Transfer & Trust Company. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Continental Stock Transfer & Trust Company by phone at 212-509-4000, ext. 206, via email at cstmail@continentalstock.com, or in writing at 17 Battery Place, New York, New York 10004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, eight directors are to be elected for terms of one year each. All eight director nominees are currently serving as directors and are standing for re-election.

Nominees	Present Position with the Company	Served as a Director Continuously Since	Age
Deborah A. Beck	Director	February 2003	68

George S. Dotson	Director and Chairman of the Board	February 1988	75

Jack E. Golden	Director	September 2009	67

Hans Helmerich	Director	February 1989	57

Jeffrey A. Miller	Director	March 2013	52

James R. Montague	Director	June 2006	68

Robert J. Saltiel	Director; President and Chief Executive Officer	February 2010	53

Phil D. Wedemeyer	Director	October 2011	66

The nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of the Board of Directors has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has recommended that each of the candidates be nominated for election. In connection with its determination, as required by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee formally reviewed Mr. Dotson’s continuation of service on the Board upon his reaching age 74, and will continue to formally review his continuation on the Board every two years. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy. The Board has no reason to believe that any of the nominees will become unavailable to serve. As detailed under “Corporate Governance – Director Independence” below, the Board has affirmatively determined that each of the nominees, other than Mr. Saltiel, qualifies as “independent” as that term is defined under the rules of the NYSE and the SEC.

Information about Nominees

Deborah A. Beck has served on the Board of Directors since February 2003. Ms. Beck served as Executive Vice President Planning and Technology and a member of the Management Committee of the Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) from 2000 until her retirement in 2006. Ms. Beck joined Northwestern Mutual in 1975 and during her tenure served in various executive capacities, including Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits and Assistant General Counsel. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services.

George S. Dotson has served on the Board of Directors since February 1988, and as Chairman since March 2011. Mr. Dotson served as an advisor to Helmerich & Payne, Inc. (“H&P”), a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally, from March 2006 to March 2009 and was a Director from March 1989 to March 2007. He served as Vice President Drilling of H&P and President of Helmerich & Payne International Drilling Co. (“H&PIDC”) from 1977 until his retirement in 2006. Mr. Dotson also serves as a director of EdgeMarc Energy Holdings, LLC, a privately-held oil and gas exploration and production company.

Jack E. Golden has served on the Board of Directors since September 2009. Dr. Golden is managing partner of Edgewater Energy LLC, a Texas based oil and gas company. Previously, Dr. Golden was employed by BP p.l.c. (“BP”) from 1982 through his retirement in 2005, where he served in various executive capacities including Group Vice President – Exploration and Production. As Group Vice President – Exploration and Production, he directed significant portions of BP’s global exploration and production operations. Dr. Golden also serves as a director of Cobalt International Energy, Inc., a publicly-traded independent exploration and production company.

Hans Helmerich has served on the Board of Directors since February 1989. Since March 2012, Mr. Helmerich has been the Chairman of the Board of H&P. Previously, he served as Chairman and CEO of H&P from March 2012 to March 2014, and President and Chief Executive Officer, as well as a director, for over 20 years. Mr. Helmerich also serves as a director of Cimarex Energy Co., a publicly-traded energy exploration and production company, and as a trustee of Northwestern Mutual.

Jeffrey A. Miller has served on the Board of Directors since March 2013. Since August 2014, Mr. Miller has served as the President and Chief Health, Safety and Environmental Officer, as well as a director, of Halliburton Company (“Halliburton”), a publicly-traded company and one of the world’s largest providers of products and services to the energy industry. Previously, Mr. Miller held a number of positions at Halliburton, including most recently as the Executive Vice President and Chief Operating Officer from September 2012 to August 2014, and Senior Vice President of Global Business Development and Marketing from January 2011 to September 2012, responsible for strategic account management, sales and marketing. From 2002 to 2011, he served in various other executive roles at Halliburton, including as Senior Vice President of Halliburton’s Gulf of Mexico Region; Vice President of Halliburton’s Baroid business line; Country Vice President for Indonesia; and Country Vice President for Angola. Mr. Miller is a licensed Certified Public Accountant.

James R. Montague has served on the Board of Directors since June 2006. Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation which is involved in oil and gas exploration and production, from December 2001 until his retirement in October 2002. Previously, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, which manages International Paper Company’s mineral holdings from 1996 to June 2001. Mr. Montague also serves as a director of Magellan Midstream Partners, L.P., a publicly-traded limited partnership engaged in the transportation, storage and distribution of refined petroleum products, and as a director of Memorial Hermann Healthcare System, a not-for-profit healthcare system. He also served as the non-executive Chairman of the Board of Davis Petroleum Company, a private company, until March 2013. Mr. Montague was a director of PVR Partners, L.P., a publicly-traded limited partnership which owns and manages coal and natural resource properties and related assets and owns and operates midstream natural gas gathering and processing businesses, from August 2001 until September 2012.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 30 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. (“Transocean”), a publicly-traded offshore drilling contractor, and from July 2003 to December 2009 served in various other executive roles at Transocean, including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Phil D. Wedemeyer has served on the Board of Directors since October 2011. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director, Division of Registration and Inspection, from

March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels; and as a director, member of the compensation committee, chairman of the audit committee and designated financial expert of Willbros Group, Inc., a global engineering and contractor company. He is also a member of the Deloitte Audit Quality Advisory Council, and is a licensed Certified Public Accountant. Mr. Wedemeyer previously served as a director of Powell Industries, Inc., a provider of packaged solutions for the control, monitoring, and distribution of electrical power and other critical processes; Horizon Offshore, Inc., a former provider of marine construction services that was acquired by Cal Dive International, Inc.; and HMS Income Fund, Inc., a business development company.

If a quorum is present at the Annual Meeting, the eight nominees receiving the greatest number of votes cast will be elected as directors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” election as directors of the persons nominated herein.

CORPORATE GOVERNANCE

General

The Board has established corporate governance practices to assist in the exercise of its responsibilities under applicable law and the listing standards of the NYSE and to govern the employees of the Company. These governance practices are contained in our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. We have instituted mandatory sign-off and training for employees and directors on our Code of Business Conduct and Ethics and other relevant compliance topics, including our Anti-Bribery Compliance Program, our Gifts and Entertainment Policy, and our Discrimination and Harassment Policy.

The non-management directors of our Board meet regularly in executive session at each regularly scheduled Board meeting without management participation. Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least twice annually. Currently, the director who presides at these meetings is the Chairman of the Board. Our Corporate Governance Guidelines provide that, if the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

The Nominating and Corporate Governance Committee of the Board of Directors evaluates the Company’s and our Board of Directors’ governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors at least annually. The Nominating and Corporate Governance Committee of the Board of Directors also receives updates as necessary regarding new developments in the corporate governance arena. In addition, our committee charters require, among other things, that the committees and the Board of Directors annually evaluate their own performance. Our current Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics may be found on our website at www.atwd.com under “Investor Information – Corporate Governance.” Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of this proxy statement and is not incorporated into this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

Board Leadership

The Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board, and currently, Mr. George S. Dotson serves as Chairman of the Board. Mr. Dotson presides over the Board of Directors as it provides advice to and independent oversight of management, allowing our Chief Executive Officer to focus on strategic decisions, as well as have primary responsibility for managing our business. The Board of Directors believes that having separate positions is the appropriate leadership structure at this time and demonstrates our commitment to good corporate governance.

Codes of Ethics

Included with our Corporate Governance Guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests a copy, are our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer and Chief Financial Officer, currently Mr. Saltiel and Mr. Mark Smith, respectively. We intend to satisfy the disclosure requirement regarding any changes in these codes of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such events.

Related Party Transaction Policy

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with the Board’s policy on related party transactions. Such transactions must be recommended by management and must be on terms no less favorable to us than could be obtained from unrelated third parties. To identify related party transactions, each year we distribute and require our directors and officers to complete a questionnaire identifying transactions with the Company in which the director or officer or their immediate family members have an interest. In addition, our Code of Business Conduct and Ethics requires directors and officers to report any actual or potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for reviewing and approving all related party transactions.

Risk Management

Our Board of Directors has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Audit Committee assists our Board of Directors in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Certain risks associated with the performance of our executive management fall within the authority of our Nominating and Corporate Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board of Directors candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board of Directors, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our Compensation and Human Resources Committee (the “Compensation Committee”), which assists our Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. To assist in satisfying these responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Responsibility for risk oversight that does not fall within the scope of authority of our three standing committees of the Board of Directors rests with our entire Board of Directors. Our Board of Directors also has the responsibility for monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management is monitoring and assessing, and, to the extent appropriate, mitigating such risks. Risks falling within this area include, but are not limited to, general business and industry risks, operating risks, financial risks and compliance risks.

The Board of Directors has delegated to management the responsibility to manage risk and bring to the attention of the Board of Directors the most material risks to our Company. We have not assigned the responsibility for all risk management to a single risk management officer within our executive management. Rather, we rely on a management committee to administer an enterprise risk management (“ERM”) program that is designed to ensure that all significant risks to the Company, on a consolidated basis, are being managed and monitored appropriately. Our Internal Audit Department oversees an annual enterprise risk assessment (“ERA”). The ERA is designed to identify the portfolio of the Company’s business risks, to individually evaluate their likelihood of occurrence, and to identify existing and potential future mitigation strategies. The ERM program assesses the potential magnitude of the most significant risks identified in the ERA, identifies other operational, commercial, macroeconomic and geopolitical risks facing the Company, monitors key indicators to assess the effectiveness of the Company’s risk management activities, and manages risks to be within the Company’s desired risk profile. Meetings are held at least quarterly to discuss risk mitigation efforts to manage identified risks. The management team present in the risk management meetings includes our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our Senior Vice President, General Counsel and Corporate Secretary, our Controller, and the other members of our management team charged with evaluating the Company’s disclosure controls. Meetings are facilitated by our Internal Audit Department head. Our Board of Directors monitors ERM and other risk management information provided to it to assess the Company’s risk management practices and systems in light of the risk philosophy and risk tolerance of the Board. The ERM results are reported to the Board of Directors each quarter to assist in its oversight of risk management.

Hedging and Pledging Policy

Company insiders, which include our directors, executive officers and employees designated as insiders as a result of their positions or responsibilities, are not permitted to (i) trade in Company options, puts, calls or similar derivative instruments; (ii) sell Company securities short or to enter into any hedging arrangement in Company securities; or (iii) hold Company securities in margin accounts or pledge Company securities.

Process for Communication by Interested Parties with the Board of Directors

The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors’ discretion. The interested party may alternatively submit such communications through our Employee Hotline system. The Employee Hotline system can be contacted via telephone at 1-800-461-9330 or on the internet at www.convercent.com/report. The interested party should enter “Atwood Oceanics” as the name of the organization under “Report an incident” and then choose “Communicate with Non-Management Directors” as the category of concern. The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests a copy.

Director Independence

Our Board of Directors has determined that all seven of the current non-management directors of the Company (Ms. Beck and Messrs. Dotson, Golden, Helmerich, Miller, Montague and Wedemeyer) qualify as “independent” under the corporate governance rules of the NYSE, that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”), and that each member of the Compensation Committee qualifies as “independent” under Rule 10C-1 of the Exchange Act. Each of the non-management directors of the Company are also “non-employee directors” as defined under Rule 16b-3 of the Exchange Act and “outside directors” as defined in section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has not established separate independence requirements beyond those of the NYSE, the Exchange Act or the Code.

In determining the independence of Mr. Wedemeyer in light of his provision of independent advice to Deloitte & Touche LLP as a member of the Deloitte Audit Quality Advisory Council, the Board of Directors considered his service to and relationship with Deloitte & Touche LLP. In fiscal year 2015, we paid Deloitte & Touche LLP $1,555,738 for tax and other non-audit services, which the Company believes reflects market rates for services rendered. The Board determined that the utilization of Deloitte & Touche LLP for tax and other non-audit services did not affect the determination of Mr. Wedemeyer’s independence.

In addition, we have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Proposal No.1 – Election of Directors – Information about Nominees”, the following table evidences additional experience and qualifications of our individual directors:

Directors	Specific Qualifications and Skills
Deborah A. Beck

•      Over 30 years of executive experience

•      Service on other boards, including on audit and compensation committees

•      Leadership experience of complex organizations, including management responsibility for approximately 1,200 employees

•      Broad legal, compliance and insurance experience and knowledge.

George S. Dotson

•      Over 30 years of public company contract drilling industry experience

•      Service on other boards, including publicly-traded companies

•      International oil and gas drilling experience

•      Leadership experience of complex organizations and operations of a major corporation

•      Finance experience and knowledge.

Jack E. Golden

•      Over 20 years of public company oil and gas exploration and production company management experience

•      Service on other boards, including a publicly-traded independent exploration and production company board, and on compensation committees

Hans Helmerich

•      Over 20 years of executive experience with publicly-traded contract drilling company with international operations

•      Service on other boards, including a publicly-traded contract drilling company and a publicly-traded exploration and production company

•      Extensive knowledge of leadership in complex organizations and other aspects of operating a major corporation

•      Experience as a chief executive officer of a publicly-traded company

Jeffrey A. Miller

•      Service as president and a director of a publicly-traded, major international oilfield services and products company

•      Global executive with specific assignments in a variety of jurisdictions

•      Recognized for turning around businesses and delivering superior profits in diverse subsidiaries

•      Service as public company Chief Health, Safety and Environmental Officer

James R. Montague

•      Service as chief executive officer of three subsidiary companies of two large publicly-traded companies

•      Service on other publicly-traded companies’ boards, including service on audit and compensation committees

•      Extensive experience in the oil and gas exploration industry, including both onshore and offshore

Robert J. Saltiel

•      Serves as our President and Chief Executive Officer

•      Over 30 years of experience in the oil and gas industry, with leadership roles focused on general management, operations, marketing and strategic planning

•      Over ten years of executive experience with publicly-traded offshore contract drilling companies with international operations

Directors	Specific Qualifications and Skills
Phil D. Wedemeyer

•      More than 30 years of public accounting firm experience

•      Service with the PCAOB

•      Service on the Auditing Standards Board of the AICPA

•      In-depth knowledge of accounting rules and regulation, including expertise in SEC filings, and international audit standards.

•      Service on other publicly-traded company boards, including on audit and compliance committees

COMMITTEES OF THE BOARD AND MEETINGS

The Board of Directors held seven meetings in fiscal year 2015, of which three were telephonic meetings. Each director attended 75% or more of the total meetings of the Board and the committees on which such director served. Additionally, the non-management members of the Board of Directors met in executive session four times, and each non-management director attended 75% or more of the executive sessions in person. The Company does not have a policy with regard to Board of Directors’ attendance at the Annual Meeting of Shareholders. Last year, all members of the Board of Directors, except for Mr. Helmerich, attended the Annual Meeting of Shareholders held on February 18, 2015.

The Board currently has, and appoints members to, three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. The following chart shows the current committee membership and positions of each director serving on a committee:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Deborah A. Beck	X	X (Chair)	X
George S. Dotson	X	X	X
Jack E. Golden	X	X	X
Hans Helmerich			X
Jeffrey A. Miller	X	X	X
James R. Montague	X	X	X (Chair)
Phil D. Wedemeyer +	X (Chair)	X	X

+	Audit Committee Financial Expert

Audit Committee. The Audit Committee consists of Ms. Beck and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer (Chair). The Board of Directors has determined that Mr. Wedemeyer serves as the audit committee financial expert as that term is defined under the applicable federal securities laws and regulations. The Audit Committee reviews our accounting policies and audit procedures, and supervises internal accounting controls. The Audit Committee held eight meetings during fiscal year 2015, of which four were telephonic. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request.

Compensation Committee. The Compensation Committee consists of Ms. Beck (Chair) and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer and is responsible for administration of our stock incentive plans and for the review and recommendation to the full Board of Directors of all compensation for our directors, officers and employees. During fiscal year 2015, there were six meetings of the Compensation Committee, of which two were telephonic. Our Board of Directors has adopted a written charter for the Compensation Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request. Pursuant to the charter, the Compensation Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Ms. Beck and Messrs. Dotson, Golden, Helmerich, Miller, Montague (Chair) and Wedemeyer and is responsible for assisting the Board of Directors in determining the appropriate size and composition of the Board of Directors, as well as in monitoring and making recommendations regarding the Board of Directors’ performance. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2015. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request.

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election of directors. Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents and skills already represented on the Board, and the need for other particular expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members as well as management and shareholders. From time to time, the Committee may retain third-party executive search firms to identify and review candidates. The Nominating and Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, and shareholders. Such nominations should be directed to any member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee thoughtfully considers the unique qualifications and skills of any candidate or nominee for the Board of Directors. A specific process for communication between shareholders and the Nominating and Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information – Corporate Governance – Contact the Atwood Oceanics, Inc. Board of Directors.” The Nominating and Corporate Governance Committee will evaluate all nominees, for the following:

•	personal qualities such as leadership, statesmanship and responsiveness;

•	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;

•	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and

•	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

DIRECTOR COMPENSATION

The following sets forth the compensation for our non-management directors, plus reimbursement of reasonable expenses, for 2015:

Annual Cash Retainer
Board	$60,000
Chairman of the Board (additional retainer)	$100,000
Audit Committee Chair (additional retainer)	$15,000
Compensation Committee Chair (additional retainer)	$15,000
Nominating and Corporate Governance Committee Chair (additional retainer)	$10,000

In addition, non-management directors receive a $2,500 attendance fee for Board meetings attended in person and a $1,000 attendance fee for telephonic meetings. Committee members receive a $1,750 attendance fee for committee meetings attended in person and $1,000 attendance fee for telephonic committee meetings. For fiscal year 2015, each director also received an annual grant of restricted stock units under the 2013 Plan with a grant date fair value of $150,000. In addition, upon being first elected to the Board, outside directors receive a grant of restricted stock units with a grant date fair value of $150,000. Such restricted stock unit grants vest 13 months following the date of grant unless vesting is deferred to a longer period under the Company’s Non-Employee Directors Deferred Compensation Plan (“Director Deferred Plan”).

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Deborah Beck	110,500	150,000	260,500
George Dotson	198,250	150,000	348,250
Jack Golden	95,500	150,000	245,500
Hans Helmerich	76,500	150,000	226,500
Jeffrey A. Miller	96,500	150,000	246,500
James Montague	106,500	150,000	256,500
Phil D. Wedemeyer	111,500	150,000	261,500

(1)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted for fiscal year 2015. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The number of shares received is determined by dividing the grant date fair value of these awards by the closing price of our common stock on the date of grant. For additional information, see Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (our “2015 Form 10-K”).
(2)	The number of restricted stock and restricted stock unit awards outstanding at September 30, 2015 for each director was as follows: Ms. Beck and Messrs. Dotson and Miller – 4,298, respectively; Mr. Golden and Mr. Wedemeyer – 7,503, respectively; Mr. Helmerich – 7,638; and Mr. Montague – 21,815. The amounts for Messrs. Golden, Helmerich, Montague and Wedemeyer include 3,205, 3,340, 17,517, and 3,205 restricted stock unit awards, respectively, the settlement of which has been deferred under the Director Deferred Plan until their respective retirements from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Five Percent Owners

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding common stock based on the most recent information filed with the SEC by the persons listed. The security ownership percentage is calculated based on our shares of common stock outstanding as of the close of business on December 31, 2015. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	7,674,781	11.85%
55 East 52nd Street
New York, NY 10022

FMR LLC(2)	6,904,200	10.66%
245 Summer Street
Boston, MA 02210

Herndon Capital Management, LLC(3)	5,654,286	8.73%
191 Peachtree St. NE, Suite 2500
Atlanta, GA 30303

The London Company(4)	4,370,364	6.75%
1801 Bayberry Court, Suite 301
Richmond, Virginia 23226

H&PIDC(5)	4,000,000	6.18%
1437 South Boulder Avenue
Tulsa, Oklahoma 74119

The Vanguard Group(6)	3,733,084	5.76%
100 Vanguard Blvd.
Malvern, PA 19355

First Pacific Advisors, LLC(7)	3,700,600	5.71%
11601 Wilshire Blvd., Suite 1200
Los Angeles, CA 90025

Millennium Management, LLC(8)	3,634,261	5.61%
666 Fifth Avenue
New York, NY 10103

(1)	The information set forth above concerning shares of common stock beneficially owned by BlackRock, Inc. (“BlackRock”) was obtained from Amendment No. 2 to Schedule 13G dated July 10, 2015 filed with the SEC by BlackRock, which report includes shares beneficially owned by subsidiaries of BlackRock. Based on the amendment, BlackRock has sole voting power with respect to 7,401,300 shares and sole dispositive power with respect to 7,674,781 shares.
(2)

The information set forth above concerning shares of common stock beneficially owned by FMR LLC (“FMR”) was obtained from a Schedule 13G dated July 9, 2015 filed with the SEC jointly by FMR, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Low-Priced Stock Fund (“FLP”). FMR is the parent holding company of certain investment companies and investment advisory and management companies, some of which may also be deemed to be beneficial owners of more than 5% of the Company’s ordinary shares by virtue of their interest in some or all of the same shares reported as being beneficially owned by FMR. FLP is a wholly-owned subsidiary of FMR. Edward C. Johnson 3d is a director and Chairman of FMR. Abigail P. Johnson is a director, Vice-Chairman, President and Chief Executive Officer of FMR. Through their ownership of voting stock in FMR and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Based on Schedule 13G, FMR has sole voting power with respect to 686,000 shares and sole dispositive power with respect to 6,904,200 shares.
(3)	The information set forth above concerning shares of common stock beneficially owned by Herndon Capital Management, LLC (“Herndon”) was obtained from a Schedule 13G dated February 17, 2015 filed with the SEC by Herndon, which report includes shares beneficially owned by Herndon. Based on Schedule 13G, Herndon has sole voting power with respect to 4,875,167 shares and sole dispositive power with respect to 5,654,286 shares.
(4)	The information set forth above concerning shares of common stock beneficially owned by The London Company (“London”) was obtained from Amendment No. 3 to Schedule 13G dated February 13, 2015 filed with the SEC by London. Based on the amendment, London has sole voting and dispositive power with respect to 4,088,448 shares and shared dispositive power with respect to 281,916 shares.
(5)	The information set forth above concerning shares of common stock beneficially owned by H&P and H&PDIC was obtained from Amendment No. 8 to a Schedule 13D dated June 27, 2013 filed with the SEC by H&PIDC. H&P owns 100% of H&PIDC. H&PIDC owns of record 4,000,000 shares of common stock. Mr. Helmerich, one of our current directors and a director nominee, is Chairman of the Board of H&P. Mr. Helmerich has disclaimed beneficial ownership of the common stock owned by H&PIDC.
(6)	The information set forth above concerning shares of common stock beneficially owned by The Vanguard Group (“Vanguard”) was obtained from Amendment No. 1 to Schedule 13G dated February 9, 2015 filed with the SEC by Vanguard, which report includes shares beneficially owned by Vanguard Fiduciary Trust Company, an investment manager of collective trust accounts, and Vanguard Investments Australia Ltd., an investment manager of Australian investment offerings. Based on the amendment, Vanguard has sole voting power with respect to 40,870 shares, sole dispositive power with respect to 3,697,414 shares and shared dispositive power with respect to 35,670 shares.
(7)	The information set forth above concerning shares of common stock beneficially owned by First Pacific Advisors, LLC (“FPA”) was obtained from a Schedule 13G dated February 12, 2015 filed with the SEC by FPA, which report includes shares beneficially owned by Robert L. Rodriquez, Managing Member of FPA, J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. Based on the report, FPA has shared voting power with respect to 1,560,100 shares and shared dispositive power with respect to 3,700,600 shares. FPA, in its capacity as investment advisor to its various clients, may be deemed to be the beneficial owner of 3,700,600 shares owned by such clients, as in its capacity as investment advisor it has the power to dispose, direct the disposition of and vote the shares owned by its clients. Robert L. Rodriquez, J. Richard Atwood and Steven T. Romick are part-owners and Managing Members of FPA, and as controlling persons of FPA, may be deemed to beneficially own 3,700,600 shares owned by FPA’s clients. Robert L. Rodriquez, J. Richard Atwood and Steven T. Romick have disclaimed beneficial ownership of the securities owned by FPA’s clients.
(8)

The information set forth above concerning shares of common stock beneficially owned by Millennium Management, LLC, a Delaware limited liability company (“MML”), was obtained from a Schedule 13G dated October 7, 2015 filed with the SEC by MML. Based on the Schedule 13G, as of the date thereof: (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 135,529 shares of the Company’s common stock; (ii) Integrated Assets II LLC, a Delaware limited liability company (“Integrated Assets II”), beneficially owned 73,406 shares of the Company’s common stock; (iii) Integrated Assets, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“Integrated Assets”), beneficially owned 556,229 shares of the Company’s common stock; (iv) ICS Opportunities, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owned 1,814,303 shares of the Company’s common stock; and (v) Cognizant Holdings, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“Cognizant Holdings”), beneficially owned 1,054,794 shares of the Company’s common stock. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to Integrated Assets, ICS Opportunities and Cognizant Holdings and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, ICS Opportunities and Cognizant Holdings. Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”), is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, ICS Opportunities and Cognizant Holdings. MML is the general partner of the managing member of Integrated Core Strategies and Integrated Assets II and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Integrated Assets II. MML is also the general partner of the 100% shareholder of Integrated Assets, ICS Opportunities and Cognizant Holdings and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets, ICS Opportunities and Cognizant Holdings. Israel A. Englander, a United States citizen (“Mr. Englander”), is the managing member of Millennium International Management GP and MML and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Integrated Assets II, Integrated Assets, ICS Opportunities and Cognizant Holdings. MML and Mr. Englander may be deemed to have beneficially owned 3,634,261 shares of the Company’s common stock and have shares voting and dispositive power regarding such shares.

Director and Executive Officer Shareholdings

The following table sets forth the amount of common stock beneficially owned as of the close of business on December 31, 2015, by each of our directors and director nominees, by each of the executive officers identified in the Summary Compensation Table below (named executive officers), and by all of our directors and executive officers as a group. For our directors and executive officers, the information includes shares that they could acquire through February 29, 2016 by the exercise of stock options. As of December 31, 2015, none of the shares shown below were pledged. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Director Nominee, Named Executive Officer or Group	Shares of Common Stock Beneficially Owned(1)	Percent of Class
Walter A. Baker	36,828	*
Deborah A. Beck	34,053	*
George S. Dotson(2)	89,335	*
Jack E. Golden	15,608	*
Hans Helmerich	61,593	*
Mark L. Mey(3)	36,255	*
Jeffrey A. Miller	6,208	*
James R. Montague	22,767	*
Arthur M. Polhamus	34,831	*
Robert J. Saltiel	342,787	*
Mark W. Smith	24,195	*
Barry M. Smith	46,137	*
Phil D. Wedemeyer	11,560	*

All directors, director nominees, and executive officers as a group (18 persons)	829,610	1%

*	Indicates ownership of less than 1% of the outstanding shares of common stock
(1)	The number of shares beneficially owned by the directors and executive officers listed in the table includes shares that may be acquired within 60 days of December 31, 2015 by (i) exercise of stock options as follows: Mr. Baker – 12,572; Mr. Polhamus – 9,984; Mr. Saltiel – 146,324; Mr. Barry Smith – 19,530; Mr. Mark Smith – 8,951; directors and officers as a group – 229,123; (ii) unvested restricted shares that vest prior to February 29, 2016 as follows: Mr. Baker – 7,255; Mr. Polhamus – 7,577; Mr. Saltiel – 37,779; Mr. Barry Smith – 7,094; Mr. Mark Smith – 4,622; directors and officers as a group – 68,262; and (iii) vested deferred restricted stock units as follows: Mr. Golden – 3,205; Mr. Montague – 6,245; Mr. Wedemeyer – 3,205.

(2)	The number of shares includes the following shares held in a trust and LLCs: (i) 30,000 shares held in the Dotson Family Charitable Foundation, (ii) 5,000 shares held in the Dotson Family investment Company LLC, and (iii) 20,000 shares in Salem Investments, LLC. While Mr. Dotson has beneficial ownership of the shares held in the trust and LLCs, he does not have a pecuniary interest in such shares.
(3)	Effective as of May 27, 2015, Mr. Mey resigned from his position with the Company.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During fiscal year 2015, Ms. Beck and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer served on the Compensation Committee. No member of our Compensation Committee is or was an officer or employee of the Company or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal year 2015, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, the office held by such officer, the date of first election to that office and the age of each officer as of the close of business on January 11, 2016.

Name	Offices Held	Date of First Election	Age
Robert J. Saltiel	President and Chief Executive Officer	December 2009	53

Mark W. Smith	Senior Vice President and Chief Financial Officer	June 2015	45

Arthur M. Polhamus	Senior Vice President, Operations	February 2011	61

Barry M. Smith	Senior Vice President, Technical Services	June 2008	57

Walter A. Baker	Senior Vice President, General Counsel and Corporate Secretary	February 2011	54

Stuart D. Allen	Vice President, Human Resources and Administrative Services	April 2014	52

John K. Gidley	Vice President, Health, Safety & Environment	June 2014	62

Mark K. Monroe	Vice President, Marketing and Business Development	August 2015	64

Evelyn A. Nordin	Vice President and Treasurer	June 2015	39

Geoffrey C. Wagner	Vice President, Technical Services and Supply Chain	August 2015	37

No family relationship exists between any of our executive officers or the directors nominated for election at the Annual Meeting. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 30 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean, and from July 2003 to December 2009 served in various other executive roles at Transocean, including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Mark W. Smith has served as the Company’s Senior Vice President and Chief Financial Officer since June 2015. On May 27, 2015, Mr. Smith was appointed as Chief Financial Officer on an interim basis. Prior thereto, he served as Vice President, Chief Accounting Officer and Controller since May 2014. He served as Vice President, Corporate Services of the Company from August 2011 until May 2014. From February 2009 to August 2011, Mr. Smith served as the head of the Internal Audit Department of the Company. Including his service with the Company, Mr. Smith has over 20 years of experience in the financial, consulting and energy industries. Before joining the Company, he was a partner at Calvetti, Ferguson & Wagner P.C., a Houston-based accounting firm, from April 2006 to February 2009, prior to which Mr. Smith spent more than 10 years at major accounting and consulting firms, including PricewaterhouseCoopers LLP and Arthur Andersen.

Arthur M. Polhamus has served as the Company’s Senior Vice President, Operations since January 2015, prior to which he served as Vice President, Operations of the Company from February 2011. Prior to joining the Company, Mr. Polhamus spent nearly 16 years at Transocean, in positions of increasing general management and operations responsibility involving both domestic and international offshore drilling operations. Mr. Polhamus served Transocean as Managing Director of the West Africa South Division from January 2009 to January 2011 prior to which he served as Division Manager of the North American Division from December 2006 to December 2008.

Barry M. Smith has served as the Company’s Senior Vice President, Technical Services since January 2015, prior to which he served as the Vice President, Technical Services of the Company from June 2008. From January 2008 to June 2008, Mr. Smith served as General Manager of Technical Services of the Company, prior to which he served as Manager of Maintenance since he joined the Company in June 2006. Prior to joining the Company, Mr. Smith worked for 20 years at Transocean, the last 10 years of which he served as Corporate Maintenance Manager.

Walter A. Baker has served as the Company’s Senior Vice President, General Counsel and Corporate Secretary since January 2015, prior to which he served as Vice President, General Counsel and Corporate Secretary of the Company from February 2011. Mr. Baker has over 25 years of legal experience, including more than 20 years of experience in the offshore drilling industry. Prior to joining the Company, Mr. Baker served as Vice President, General Counsel of Frontier Drilling, Inc., an offshore drilling contractor, from March 2010 until it was acquired in July 2010. Previously, he worked for approximately 15 years in the legal department of Transocean and its predecessor entities, GlobalSantaFe Corporation (“GlobalSantaFe”) and Global Marine Inc. (“Global Marine”), most recently as Associate General Counsel from November 2007 until December 2009.

Stuart D. Allen has served as the Company’s Vice President, Human Resources and Administrative Services since April 2014, prior to which he served as Director, Human Resources from July 2013 to April 2014. He joined the Company in 2008 as the Area Manager – HR Services based in Perth, Australia. Prior to joining the Company, Mr. Allen held various operations, management and human resources roles at Katanga Mining Ltd., an African copper and cobalt company, from 2007 to 2008 and at Alcoa World Alumina, a joint venture between Alumina Limited and Alcoa engaged in mining and smelting activities, from 1994 to 2007.

John K. Gidley has served as the Company’s Vice President, Health, Safety & Environment since June 2014, prior to which he served as Director, Health, Safety & Environment since joining the Company in May 2008. Prior to joining the Company, Mr. Gidley served in a number of Operations, QHSE and training roles with GE Oil & Gas, an equipment and services provider in the oil and gas space; Halliburton Energy Services, Inc. an energy services company; and Sperry Drilling Services, formerly known as Sperry-Sun, a drilling services solutions provider.

Mark K. Monroe has served as the Company’s Vice President, Marketing and Business Development since August 2015, prior to which he served as Vice President, Client Relations from February 2015. Prior to joining the Company, Mr. Monroe had more than 30 years of offshore drilling industry experience with Transocean and its predecessor entities GlobalSantaFe and Global Marine, most recently as Vice President, Account Management from August 2011 until February 2015.

Evelyn A. Nordin has served as the Company’s Vice President and Treasurer since June 2015. Ms. Nordin joined Atwood in December 2010 as Assistant Treasurer and was appointed Treasurer of the company in January 2013. Prior to joining the Company, Ms. Nordin served in various treasury and financial planning roles at Scorpion Offshore, Inc., an offshore oil driller that was acquired by Seadrill Limited; and AT&T Inc., a multinational telecommunications company.

Geoffrey C. Wagner has served as Vice President, Technical Services and Supply Chain since August 2015, prior to which he served as Vice President, Marketing and Business Development from October 2012. Mr. Wagner served the Company as Director, Marketing and Business Development from March 2010 to October 2012. Prior to joining the Company, he served from January 2005 to March 2010 in management positions of increasing responsibility with Transocean, prior to which he was employed by SeaRiver Maritime, Inc., an ExxonMobil company, that owns and operates vessels, which provide maritime transportation of petroleum and chemical products.

PROPOSAL NO. 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Our Board of Directors is submitting a “Say on Pay” proposal to our shareholders for consideration. This proposal provides shareholders with the opportunity to cast a non-binding, advisory vote on the Company’s executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success. The Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

At our 2011 Annual Meeting of Shareholders held on February 10, 2011, our shareholders voted in favor of holding annual advisory votes on executive compensation. In light of this result, our Board of Directors has decided that future advisory votes on executive compensation will be held annually until the next shareholder advisory vote on the frequency of such votes, which in accordance with applicable regulations, will occur no later than our Annual Meeting of Shareholders held in 2017.

Approval of the non-binding, advisory vote on compensation requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the approval of the non-binding, advisory vote on compensation.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” approval of the compensation paid by the Company to its named executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with “Executive Compensation” included elsewhere in this proxy statement. In this Compensation Discussion and Analysis, “named executive officers” refers to: Robert J. Saltiel, our President and Chief Executive Officer; Mark W. Smith, our Senior Vice President and Chief Financial Officer; Arthur M. Polhamus, our Senior Vice President, Operations; Barry M. Smith, our Senior Vice President, Technical Services; Walter A. Baker, our Senior Vice President, General Counsel and Corporate Secretary; and where the context requires Mark L. Mey, our former Executive Vice President and Chief Financial Officer.

EXECUTIVE SUMMARY

Our executive compensation program reflects our commitment to best practices in compensation governance, strong alignment of pay with Company performance, all while allowing us to attract and retain highly qualified executives. Our program is designed to motivate our executives to achieve important business objectives and to reward them for creating long-term value for our shareholders by delivering superior safety, operational, and financial performance.

We believe our executive compensation program includes features that effectively align the interests of our executives with those of our shareholders and excludes features that may result in misalignment. Important features of our executive compensation programs and practices are provided in the following table:

What We Do	What We Don’t Do
Conduct an annual review of our compensation strategy, including a risk assessment of our executive compensation practices	Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)

Mandate meaningful stock ownership requirements for our executives	Allow our executives or directors to pledge Company shares

Maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results	Maintain single-trigger change-of-control provisions or change-of-control gross-ups in our change of control agreements Provide cash payments for tax equalization

Base incentive awards primarily on quantitative metrics	Provide for liberal share counting in our Long-Term Incentive Plan

Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests	Pay dividend equivalents on our performance-based restricted stock units that have not been earned

Link performance-based incentive compensation to both relative and absolute performance metrics	Allow repricing of underwater stock options without shareholder approval

Deliver one-half (50%) of long-term incentives in the form of performance-based stock units	Currently provide employment agreements to our named executive officers

Retain an independent consultant that does not perform any services for management (retained by and reporting to our Compensation Committee)

OVERVIEW OF FISCAL YEAR 2015

2015 Market Overview

In the fiscal year ending September 30, 2015, the level of activity in the offshore drilling industry continued to weaken as declining offshore rig usage due to a significant slowdown in exploration and production spending was exacerbated by a sharp decline in oil prices. In response, exploration and production companies have reduced offshore capital spending in 2015, including the cancellation or deferral of existing drilling programs, and are expected to reduce their offshore spending further in 2016, absent an improvement in oil prices. As rig demand has declined, the supply of offshore drilling rigs, both floaters and jackups, continues to grow as drilling contractors take delivery of newer, more capable rigs which were ordered during more favorable market conditions. As a result of this growing oversupply of rigs, a lower percentage of marketed rigs are being re-contracted, day rates have declined sharply across all offshore rig classes in the past year, and there has been an increasing frequency of idled and stacked rigs. As illustrated in the chart below, the equity market valuations of offshore drillers and other service companies reflect these adverse industry pressures.

Offshore Drillers include: ATW, DO, ESV, NE, RDC, SDRL, and RIG

Our 2015 Performance

Even in the midst of the exceptionally challenging conditions in our industry, for fiscal year 2015, we delivered record revenue and earnings, improved our record safety and environmental performance, and maintained strong rig operations, all while reducing our cost base. The following highlights our 2015 notable achievements:

Finance / IT

•	We had record operating revenues totaling $1.40 billion on 4,015 operating days;

•	We had record net income of $433 million;

•	We implemented a comprehensive cyber security strategy;

•	We established a new capital/expense policy governing componentized assets;

•	We implemented new procedures to track fixed asset movements;

•	We appointed Mark W. Smith as our new Senior Vice President and Chief Financial Officer; and

•	We appointed our first female Vice President in the Company’s history, Evelyn A. Nordin, our Vice President and Treasurer.

Health, Safety and Environmental (HSE)

•	We continued our focus on safety under our motto “Zero is Achievable,” with ZERO work-related fatalities or Lost Time Incidents (LTIs) – our first time since 2004;

•	We set a new company record for our Total Recordable Incident Rate (TRIR) – exceeding our corporate stretch goal (0.36 vs. 0.50) even as work hours increased 3% to 5 million;

•	Our Incident Severity Rate exceeded the corporate stretch goal (0.0 vs. 4.0);

•	Our hazardous spill rate far exceeded target (0.0004 vs. 5.0) as measured by barrel volume of spills per 200,000 work hours; and

•	We implemented a new Management of Change system, which will improve our ability to request, approve, modify, track, verify and record our continual HSE improvement efforts.

Operations and Technical Services

•	We achieved revenue efficiency of 98% for our jackup fleet, 98% for our deepwater fleet and 92% for the ultra-deepwater fleet;

•	We had no contract cancellations due to operational performance;

•	We limited our repair and maintenance ordinary and project expenditures below budget;

•	We achieved less than five unplanned blowout preventer pulls on our four ultra-deepwater rigs;

•	We completed the Atwood Falcon underwater inspection in lieu of drydocking on schedule (15 zero-rate days) and on budget ($12.5 Million); and

•	We rolled out our “Critical 6” program to improve operations supervisors’ leadership skills.

Marketing

•	We negotiated delivery delays and low storage costs for the Atwood Admiral and Atwood Archer;

•	We secured a one-year term extension on the Atwood Achiever at blended day rate; and

•	We hired a seasoned executive, Mark K. Monroe, as our Vice President, Marketing and Business Development, to lead client relations efforts and our marketing team.

Cost Control

•	We reduced contract drilling costs by 10% ($60 million) versus our 2015 fiscal year budget on a sustainable basis;

•	We reduced sales, general and administrative expense by 9% ($5 million) and headcount by 7% versus our 2015 budget; and

•	We restructured our Supply Chain Group to increase our focus on strategic sourcing.

Despite our successes, we also had areas in which we fell short of expectations.

•	Our contract backlog significantly reduced to $1.5 Billion from $3 Billion as market supply and demand dynamics deteriorated;

•	We did not secure initial contracts for the Atwood Admiral or the Atwood Archer; and

•	Our total shareholder return relative to our metrics peer group (as defined below) ranked us six out of seven companies.

THE ROLE OF THE COMPENSATION COMMITTEE

Our executive compensation program is administered by the Compensation and Human Resources Committee (the “Compensation Committee”) of our Board of Directors. All of the members of the Compensation Committee are independent as required by the New York Stock Exchange (“NYSE”), are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as defined for the purposes of section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee currently consists of six members: Deborah A. Beck (Chair), George S. Dotson, Jack E. Golden, Jeffrey A. Miller, James R. Montague and Phil D. Wedemeyer. The Compensation Committee’s responsibilities include, among other things, the following:

•

determining and approving (i) compensation of executive officers, including our named executive officers (other than the President and Chief Executive Officer), and (ii) both long-term and short-term incentive compensation and equity-based plans for all employees of the Company;

•	recommending to the Board of Directors the compensation of non-employee directors of the Company;

•

reviewing and approving Company goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluating the President and Chief Executive Officer’s performance in light of those goals and objectives, and making recommendations to the independent directors regarding the President and Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and discussing with management the Company’s compensation policies and practices in order to produce the Compensation Committee report included in this proxy statement;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking; and

•

performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in the Compensation Committee’s charter or set forth in resolutions of the Board of Directors.

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors as it deems appropriate, in its sole discretion. For fiscal year 2015, following a review of an independence report prepared by Longnecker & Associates (“L&A”), the Compensation Committee engaged L&A as its professional consultant to provide information and advice with respect to competitive practices relevant to our compensation programs and policies. The primary role of L&A is to provide the Compensation Committee with compensation market data and information regarding compensation trends in our industry and to make recommendations regarding the design of our program. The Compensation Committee believes it is important and beneficial to have independent third party analysis, and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Committee considered the discussions with and guidance from L&A, as well as the compensation studies created and assembled by L&A, in making competitive compensation decisions. L&A does not provide to the Compensation Committee any services or advice on matters unrelated to compensation and reports directly to and takes direction from the Chair of the Compensation Committee. In accordance with the Corporate Governance Standards of the NYSE, the Compensation Committee has determined that L&A is independent from management and that the advice provided by L&A with regard to executive compensation is free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee. The fees earned by L&A for services provided to the Compensation Committee totaled $111,191 for fiscal year 2015. Management does not direct or oversee the retention or activities of L&A with respect to our executive compensation program and did not engage L&A in any other capacity for fiscal year 2015.

The Compensation Committee may delegate its responsibilities to one or more individual Committee members to the extent permitted by law, the listing standards of the NYSE and the Compensation Committee’s charter.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes the quality and competency of our employees is a key factor that drives our performance. As a result, a fundamental element of our competitive position continues to be the ability to attract and retain individuals who can successfully lead the organization and drive the execution of our operational and commercial objectives. The compensation programs adopted by the Compensation Committee are intended to provide compensation and incentive opportunities to our executive officers, including named executive officers, and other employees that are competitive and provide the motivation to deliver superior effort and performance in order to increase value for our shareholders. The primary objectives of our compensation program are to provide competitive pay opportunities that are commensurate with the Company’s performance, recognize individual contributions and achievements, and retain and attract qualified employees and executive officers, including our named executive officers, who are focused on our near-term goals and long-term success. For our executive officers, a significant percentage of compensation is dependent on individual and company performance.

Specifically, the executive compensation program is designed to:

•	ensure that the compensation program supports the achievement of our short-term and long-term strategic plans by retaining and attracting executive officers critical to our long-term success;

•	reward each of our executive officers for long-term strategic management and for their individual contributions to enhance shareholder value;

•	offer incentives to motivate performance with respect to individual and company-wide goals and metrics, as well as our performance relative to our competitors; and

•	focus the commitment of our executive officers on the long-term interests of our shareholders through equity awards.

Periodically, the Compensation Committee reviews the objectives and components of our executive compensation program to ensure they are appropriate and achieve their intended purpose, while allowing us to keep compensation costs manageable. To establish compensation parameters for our executive officers, including our named executive officers, the Compensation Committee evaluated the information provided by L&A relative to a compensation peer group (discussed below), including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each executive officer. It is our belief that while the market 50th percentile represents a desirable benchmark for each of the components of our compensation program, an individual component as well as the combined value represented by total direct compensation can exceed or fall below the market 50th percentile, based on market conditions, as long as the ability to retain our executive officers is maintained. From the data and analysis provided by L&A, the Compensation Committee concluded that, for fiscal year 2015, overall base salaries, target annual incentives and the value of long-term incentive awards for our named executive officers fell slightly below the 50th percentile of our compensation peer group. The Compensation Committee determined that our process for determining executive compensation is well aligned with shareholder interests with a significant percentage of executive pay being at risk and contingent on Company performance. The Compensation Committee will consider the results of the shareholder vote on the non-binding resolution with respect to approval of the compensation of our named executive officers contained in this proxy statement in determining its compensation policies and practices in the future. At our 2015 Annual Meeting of Shareholders, approximately 97% of the votes cast approved the compensation of our named executive officers.

CONSIDERATIONS

In making compensation determinations relative to our executive officers, the Compensation Committee takes into account the following important considerations:

Company Results

We believe that the compensation provided to our executive officers should be closely related to the Company’s overall results as measured against goals approved by the Board of Directors each year. The

Compensation Committee evaluates each individual executive officer’s overall contribution to the Company’s ongoing and long-term performance and approves performance targets, which include safety and financial measures, and also establishes incentive compensation targets for each individual executive officer, expressed as a percentage of annual base salary. Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Individual Performance

At the beginning of fiscal year 2015, our President and Chief Executive Officer, Mr. Saltiel, made recommendations to the Compensation Committee for the individual performance objectives for each executive officer, other than himself, based upon the responsibilities assigned to each executive. In the case of Mr. Mark Smith, adjustments to his individual performance objectives were recommended by Mr. Saltiel, and approved by the Compensation Committee, following his appointment as Senior Vice President and Chief Financial Officer. Individual performance objectives for our executive officers included both objective factors such as the executive’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed below, as well as subjective factors such as overall corporate results, execution of newbuild and other rig projects, achievement of safety and operational excellence, achievement of fleet manning requirements, employee engagement, and the extension of our contract backlog.

Competitive Benchmarking

The Compensation Committee considers competitive industry data in making executive pay determinations and utilizes an executive compensation benchmarking peer group of companies (“compensation peer group”) which the Compensation Committee believes is the most appropriate benchmarking peer group. The compensation peer group reflects the scope, complexity and profile of our operations and for 2015 was comprised of ten companies: Diamond Offshore Drilling, Inc., Ensco plc, Helmerich & Payne, Inc., Hercules Offshore, Inc., Noble Corporation plc, Oceaneering International, Inc., Oil States International, Inc., Patterson-UTI Energy, Inc., Precision Drilling Corporation and Rowan Companies plc. The compensation peer group was developed with the input of L&A and includes some of the larger offshore drilling companies with which we compete for business and talent as well as other relevant companies with levels of revenues and assets similar to ours. For 2016, Hercules Offshore, Inc. was removed from the compensation peer group as a result of their bankruptcy and subsequent delisting of their securities and was not replaced. The Committee will continue to review and refine the compensation peer group periodically, as appropriate, based on, among other things, the recommendations made by L&A.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of base salary, annual cash incentive bonus and long-term stock incentive awards. The Compensation Committee may vary, from time to time, the composition and structure of the compensation program, the allocation among components and the criteria associated with each component. The incorporation of cash and equity elements is intended to balance the reward associated with short-term performance with the potential for achieving longer term results, as well as with effective retention. The mix of pay elements is relevant to the compensation determinations made by the Compensation Committee. The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our compensation peer group. In addition, each of our named executive officers are provided with change-in-control agreements, perquisites and benefits. Each one of these elements of compensation serves a particular purpose, as discussed below.

For 2015, our executive compensation program consisted of five components:

•	base salaries;

•	annual cash incentive bonuses;

•	long-term stock-based incentive compensation;

•	change-of-control arrangements; and

•	perquisites and benefits.

The following charts illustrate the 2015 mix of various compensation elements (excluding change-of-control arrangements) for the Chief Executive Officer and the named executive officers.

*	Excludes Mr. Mey since he did not serve the entire year.

Base Salaries

Base salaries, which are tied to the calendar year rather than fiscal year, compensate our executive officers for services rendered and are set in proportion to the job responsibilities of each individual. At the discretion of the Compensation Committee, the salaries of our executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance and to reflect our desired position in the competitive market. We seek to compensate for market movement of salaries in our compensation peer group, utilizing data provided by L&A relative to competitive trends and other relevant information to determine individual salary adjustments as warranted. L&A’s data is weighted 50% on compensation peer group proxy data and 50% on published survey data. Individual circumstances can allow for certain positions to be above or below the market 50th percentile of our compensation peer group, with the Compensation Committee also considering years in position, level of expertise and responsibilities, ordinal rank of pay level for each executive, our overall financial condition and industry conditions, as well as a subjective assessment of individual performance. Mr. Saltiel’s salary is determined by the Compensation Committee and is approved by the Company’s independent directors acting as a group, whereas the salaries of other executive officers are determined and approved by the Compensation Committee with input and recommendations from Mr. Saltiel.

Base salaries for the 2015 calendar year were set in November 2014 for each of the named executive officers (other than Mr. Mark Smith) as follows:

Executive Officer	2015 Base Salary		% Increase over 2014
Robert J. Saltiel	$814,000		5%
Mark W. Smith	$370,000	*	54%
Arthur M. Polhamus	$384,000		5%
Barry M. Smith	$373,000		5%
Walter A. Baker	$368,000		5%
Mark L. Mey	$485,000		5%

*	Reflects Mr. Mark Smith’s adjusted base salary effective June 2015 in connection with his promotion to Senior Vice President and Chief Financial Officer.

Increases in base salaries reflect adjustments in connection with the promotions of Messrs. Polhamus, Barry Smith, Baker and Mey as well as to maintain base salaries aligned with the market 50th percentile of our compensation peer group.

Changes for 2016. Due to the difficult market conditions in our industry, the Compensation Committee determined to freeze base salaries for the named executive officers for the 2016 calendar year.

Annual Incentive Bonuses

We provide incentive compensation to our executive officers in the form of an annual cash incentive bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics, encouraging further individual contributions to shareholder value.

The fiscal year 2015 target incentive bonus amounts were determined by the Compensation Committee as a percentage of annual base salary in the range of competitive bonus amounts of our compensation peer group as furnished by L&A. The targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive. Executive officers must meet threshold levels of performance for each measure in order to receive any payout for the respective measure. Target bonus awards are subject to review based on market movement as well as to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Compensation Committee set a portion equal to 50% of the incentive bonus target to be formulaic and directly linked to the achievement of Company-wide goals and metrics and individual objectives approved previously by our Board of Directors. The final determinations of this portion of the annual incentive bonus are based upon the extent to which results for the fiscal year met, failed to meet or exceeded our established goals and metrics. The goals and metrics for the Company include results related to safety, financial performance, and share price performance, as well as approved individual goals and objectives for each executive officer.

The remaining 50% of the annual incentive bonus awarded to each executive officer was non-formulaic and was determined by the Compensation Committee’s subjective assessment of a broader set of factors including, but not limited to, overall corporate results, achievement of safety and operational reliability targets, execution of cost control and other projects, relative share price performance and the erosion of our contract backlog, as well as each executive officer’s individual performance, measured both by the officer’s performance against individual goals and objectives set at the beginning of fiscal year 2015 and by the officer’s contributions outside of their respective individual goals and objectives.

The combination of the formula-based and the non-formulaic portions of the annual incentive bonus is designed to result in decisions for our executive officers that sharpen the focus on our key performance measures and enable a closer alignment with shareholder value creation and competitive norms. The Compensation Committee believes that the non-formulaic factors ensure that our executive officers focus on a broader, more strategic set of financial, operational and other factors which are focused on shareholder value creation and our long-term success. The Committee’s subjective assessment of these factors enables closer alignment of executive officer pay levels with shareholder value creation and talent attraction, motivation and retention in a challenging competitive environment. The Compensation Committee seeks input from Mr. Saltiel on executive officer performance and internal equity for executive officers other than himself. In determining the individual bonus amounts paid to our executive officers, following review of fiscal year 2015 results and individual performance, the Compensation Committee also reviewed information provided by L&A with regard to compensation practices, trends, and target levels of compensation within our compensation peer group.

Company Goals and Metrics

Recommendations were made by Mr. Saltiel at the beginning of fiscal year 2015 for the Company’s goals and metrics, and these recommendations were subsequently reviewed as appropriate and endorsed by the Compensation Committee. In determining the goals and metrics for fiscal year 2015, the Committee linked the metrics to the Company’s budget as approved by the Board of Directors. For each performance measure, the Compensation Committee established appropriate metrics and specific targets as shown below. Each metric was associated with a threshold, target and a stretch level of possible achievement. Each performance measure also was assigned a weighting factor to reflect the Company’s goals and priorities as interpreted by the Compensation Committee.

Performance Category	Metric	Weight	Threshold	Target	Stretch
Safety Performance	Total Recordable Incident Rate (“TRIR”)(1)	12.5%	0.70	0.60	0.50
	Incident Severity Rate(2)	12.5%	8.0	6.0	4.0
Financial Performance	EBITDA ($ in millions)(3)	45%	$563.4	$686	$800
Relative Share Performance	Total Shareholder Return vs. Metrics Peer Group	15%	5 of 7	4 of 7	1-3 of 7
Individual Objectives	See “Individual Objectives” below.	15%

(1)	TRIR is the number of recordable incidents per 200,000 work hours.
(2)	Incident Severity Rate is the number of lost time days due to work related injuries per 200,000 work hours.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding impairments and sales of assets.

Safety Performance. The Safety Performance measure is divided into two equally weighted components, TRIR and Incident Severity Rate. Incident Severity Rate provides a measure of the level of seriousness of recordable injuries, which is not reflected in the TRIR metric. The Incident Severity Rate complements the TRIR metric and the Compensation Committee believes the combination of these two measures better reflects the Company’s safety performance. In determining target, threshold and stretch levels for safety performance, the Compensation Committee reviewed the Company’s current and historical safety goals and performance, the overall expectations of our clients, and also standards of excellence in safety performance established by the International Association of Drilling Contractors, of which the Company is an active member.

Financial Performance. In 2014, the Company used net income as its financial performance metric. In determining whether to use net income or a different financial metric for 2015, the Compensation Committee noted that the Company operates in an industry where key parameters that drive net income are often determined outside the fiscal year of performance measurement. For example, the Company has substantial investments in assets which create large and, as in the case of newbuild rigs entering service from a shipyard, varying degrees of depreciation expense from year to year. In addition, the Company’s targeted financial structure and choice of operating jurisdictions often determines the role of interest expense and taxes on annual net income results. Therefore, in evaluating the Company’s financial performance within a fiscal year, the Compensation Committee believed EBITDA to be a more precise, more informative metric than net income. The Committee also took into consideration that EBITDA is a financial measure widely used by equity analysts and investors in the evaluation of our financial performance, and is also a compensation metric used by a majority of our peers. In determining the Company’s 2015 EBITDA target, the Compensation Committee considered the Company’s historical financial performance and market outlook. Actual EBITDA in 2014 was $586 million, which the Committee considered in setting the 2015 target at $686 million. The Compensation Committee believes that tying a significant portion of our named executive officers’ annual incentive bonus to an EBITDA measure more closely aligns these officers’ interests with those of our shareholders.

Relative Share Performance. Relative Share Performance, as measured by total shareholder return (“TSR”), is compared against the following “metrics peer group”: Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation plc, Rowan Companies plc, Seadrill Ltd., and Transocean Ltd. The Compensation Committee recognizes that each of these metrics peer group companies is associated with revenue levels, rig fleet sizes and market capitalization levels that are higher than the Company’s. However, the Compensation Committee has included them due to fundamental features of their rig operations, safety focus, client services and competitive conditions. L&A has confirmed that the current metrics peer group is appropriate.

Individual Objectives. Achievement of individual objectives by each executive officer comprises the remaining 15% of the formulaic portion of the annual bonus. These objectives are approved by the Compensation Committee based on recommendations from Mr. Saltiel for each of the other executive officers, and by the Committee’s own determination as it relates to the individual objectives for Mr. Saltiel. The individual objectives are designed to align each executive officer’s performance with the achievement of the key strategic priorities for the Company in the fiscal year and to focus each executive officer’s efforts on areas where he or she may exert the greatest influence given each officer’s scope of responsibility. Mr. Saltiel’s objectives are designed to reflect the most critical Company-wide objectives for the fiscal year and cover all functions.

Individual Bonus Parameters

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding competitive incentive targets and the Compensation Committee’s own determination of appropriate incentive levels to encourage achievement of such measures, the Compensation Committee established bonus percentage multiples as a function of 2015 calendar year base salary for each executive officer, which multiples were tied to achievement of the threshold, target or stretch levels for each metric. The multiples for the named executive officers are as follows:

Executive Officer	Threshold	Target	Stretch
Robert J. Saltiel	50%	100%	200%
Mark W. Smith	35.0%	70%	140%
Arthur M. Polhamus	35.0%	70%	140%
Barry M. Smith	35.0%	70%	140%
Walter A. Baker	35.0%	70%	140%
Mark L. Mey	37.5%	75%	150%

In setting multiples, the Compensation Committee believes that a stretch multiple greater than 100% was reflective of competitive norms and was appropriate for our executive officers. Multiples were established reflecting the Compensation Committee’s belief that the more senior the executive officer is, the greater the portion of total compensation that should be at risk. For each particular metric calculation, the Compensation Committee determined whether the Company had met the threshold, target or stretch level and then used the multiple of calendar year base salary for each executive officer, based upon the level achieved.

In the event a metric does not meet the threshold performance level, none of the bonus is earned for that metric. Similarly, achieving the stretch performance level earns the maximum percentage for a metric. In the event that a metric was achieved at a level between defined achievement levels, the Compensation Committee makes a linear interpolation to determine the bonus earned for that metric.

Evaluation of Performance Results

For fiscal year 2015, the Compensation Committee reviewed the Company’s overall results against approved corporate performance targets as follows:

Safety Performance. For fiscal year 2015, the Compensation Committee set the target for TRIR at 0.60. We concluded the fiscal year with a TRIR of 0.36 which exceeded our stretch goal and represented a decrease from our TRIR of 0.578 achieved in fiscal year 2014. As TRIR outperformed the stretch goal, the Compensation Committee approved a stretch level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive

Bonus”. The Incident Severity Rate target for fiscal year 2015 was 6.0. We achieved an Incident Severity Rate of 0.0 in 2015, which outperformed our stretch goal of 4.0. As the Incident Severity Rate outperformed the stretch goal, the Compensation Committee approved a stretch level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Financial Performance. The EBITDA target for fiscal year 2015 was $686 million. We achieved actual EBITDA of $778.0 million, which was between our target and stretch goals. As EBITDA was between our target and stretch goals, the Compensation Committee approved a level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Relative Share Performance. For fiscal year 2015, our TSR compared against our metrics peer group ranked sixth of seven companies. As relative share performance fell below the threshold, no payment of the portion of the annual bonus attributable to this metric for each named executive officer was approved.

Individual Objectives. For fiscal year 2015, each of the executive officers, other than Mr. Saltiel, was evaluated by the Compensation Committee on the achievement of his respective individual goals and objectives with input on performance provided by Mr. Saltiel. Mr. Saltiel’s performance against his individual goals and objectives was determined by the Compensation Committee and approved by the Company’s independent directors acting together as a group. Mr. Mey’s performance was not evaluated due to his departure from the Company.

Mr. Saltiel, President and Chief Executive Officer, is responsible for the strategic decisions concerning the Company as well as having primary responsibility for the management of our business. Mr. Saltiel’s individual objectives were established by the Compensation Committee and included, among others, improving safety performance and metrics, achieving or exceeding budgeted revenues and earnings and revenue efficiency targets across our fleet, attaining satisfied or better on client surveys, ensuring cost controls are implemented, maintaining revenue backlog targets, and ensuring on time and on budget projects. Based on these considerations, the Compensation Committee subjectively assessed Mr. Saltiel’s performance for fiscal year 2015 and determined that he achieved these objectives at an absolute level of 135%.

Mr. Mark Smith, Senior Vice President and Chief Financial Officer, is primarily responsible for financial matters such as establishing cash flow and earnings estimates, implementing our annual budget process, maintaining internal financial controls, managing taxation issues and meeting financial reporting and compliance requirements. In addition, Mr. Smith provides oversight and leadership to the Company’s IT function. Mr. Smith’s individual objectives included, among others, establishing a new capital/expense policy governing componentized assets, implementing new procedures to track fixed asset movements, reducing tax compliance costs, and overseeing the implementation of a comprehensive cyber security strategy. The Committee subjectively assessed Mr. Smith’s performance for fiscal year 2015 and determined that he achieved these objectives at an absolute level of 150%.

Mr. Polhamus, Senior Vice President, Operations, is the Company’s principal operating officer and is responsible for the overall direction and oversight of worldwide rig operations. Mr. Polhamus’s individual objectives included, among other things, improving safety results, maintaining a competency assurance program, improving environmental results, meeting or exceeding revenue efficiency targets, and controlling repair and maintenance and inventory costs. The Committee subjectively assessed Mr. Polhamus’s performance for fiscal year 2015 and determined that he had achieved these objectives at an absolute level of 175%.

Mr. Barry Smith, Senior Vice President, Technical Services, is responsible for the Company’s engineering and maintenance functions. He also leads the group charged with the execution of the Company’s newbuild construction projects and activities as well as regulatory, maintenance and upgrade projects that may involve the active rig fleet. In addition, he oversees the Company’s supply chain function. Mr. Smith’s individual objectives included, among others, negotiating delays for the delivery of the Atwood Admiral and Atwood Archer, completion of other projects according to their respective schedules, ensuring that there were no contract cancellations due to operational performance, controlling repair and maintenance and inventory costs, meeting or exceeding revenue efficiency targets, and achieving savings within the supply chain function. The Committee subjectively assessed Mr. Smith’s performance for fiscal year 2015 and determined that he achieved these objectives at an absolute level of 175%.

Mr. Baker, Senior Vice President, General Counsel and Corporate Secretary, is the Company’s chief legal officer and is responsible for the oversight of the Company’s legal and internal audit functions. He also has responsibility for the Company’s compliance programs. Mr. Baker’s individual objectives included, among others, maintaining and enhancing compliance training and testing, support of other corporate groups and transactions, completion of an offsite records assessment project, and pursuit of successful resolution of various litigation matters. The Committee subjectively assessed Mr. Baker’s performance for fiscal year 2015 and determined he achieved these objectives at an absolute level of 125%.

The Compensation Committee endorsed the determinations made by Mr. Saltiel with respect to the level achieved by each named executive officer, and determined the level achieved by Mr. Saltiel, which were collectively between 125% and 175%, as shown below:

Executive Officer	Weight of FY2015 Formula- Based Individual Objectives		Absolute Level Achieved (1)		Adjusted Weight		Annual Bonus Target as % of Salary		Level Achieved as % of Bonus Target
Robert J. Saltiel	15%	x	135%	=	20.3%	x	100%	=	20.3%
Mark W. Smith	15%	x	150%	=	22.5%	x	70%	=	15.8%
Arthur M. Polhamus	15%	x	175%	=	26.3%	x	70%	=	18.4%
Barry Smith	15%	x	175%	=	26.3%	x	70%	=	18.4%
Walter A. Baker	15%	x	125%	=	18.8%	x	70%	=	13.1%

(1)	This column reflects the overall assessment of individual performance results measured against established individual objectives for fiscal year 2015.

Formulaic Portion of the Annual Incentive Bonus.

At the end of fiscal year 2015, the Compensation Committee completed the evaluation of our results and the weight of metrics discussed above to ensure that the formula-driven portion of the incentive bonus determinations was appropriate and commensurate with the accomplishments posted. Formulaic bonus determinations for fiscal year 2015 for named executive officers were as follows:

Corporate Goals and Metrics			Adjusted Level by Named Executive Officer
Metrics	Weight	Level Achieved	Mr. Saltiel	Mr. Mark Smith	Mr. Polhamus	Mr. Barry Smith	Mr. Baker
TRIR	12.5%	Above Stretch	25.00%	17.50%	17.50%	17.50%	17.50%
Incident Severity Rate	12.5%	Above Stretch	25.00%	17.50%	17.50%	17.50%	17.50%
EBITDA	45%	Between Target and Stretch	81.32%	56.92%	56.92%	56.92%	56.92%
TSR vs. Metrics Peer Group	15%	Below Threshold	0%	0%	0%	0%	0%
Individual Objectives	15%	125% to175%	20.3%	15.8%	18.4%	18.4%	13.1%

Total Formulaic Percentage	100%		151.5%	107.7%	110.3%	110.3%	105.0%

Annual Base Salary			$814,000	$370,000	$384,000	$373,000	$368,000
Formulaic Portion – 50% of Annual Base Salary times Total Formulaic Percentage			$617,000	$199,000	$211,000	$206,000	$193,000

Non-Formulaic Portion of Annual Incentive Bonus

For each of the executive officers, other than Mr. Saltiel, the Compensation Committee determined the non-formulaic portion of the annual incentive bonus by assessing the officer’s performance and contributions both against individual goals and objectives established for each officer at the beginning of the fiscal year (or in the case of Mr. Mark Smith, as adjusted in connection with his promotion) and against other relevant factors not covered directly by the individual goals and objectives, including, but not limited to, each officer’s performance and contributions to: overall corporate results; achievement of safety and operational reliability targets; achievement of cost control measures; and other factors as they related to both individual performance and overall Company performance in fiscal year 2015. The competitive compensation data provided by L&A for the position held by each officer was also considered, as appropriate.

For fiscal year 2015, the Compensation Committee recognized the Company’s noteworthy performance as evidenced by its achievements, including excellent financial results and record level safety performance, and the Company’s high revenue efficiency, among other factors. The Committee also considered the Company’s fiscal year 2015 financial results as compared to fiscal year 2014 financial results, noting the Company outperformed on net revenue and net income year over year. The Committee also assessed the strategic steps taken by management to position the Company for continued success through industry downturns, to enhance shareholder value and to ensure continued financial performance. Although the Company achieved excellent performance on all metrics other than total shareholder return, in addition to the notable achievements discussed above, the Compensation Committee believed it was important to balance those achievements against the performance gaps in relative and absolute shareholder return, the erosion of contract backlog and the lack of contracts for the Atwood Admiral and Atwood Archer. After weighing the relevant factors, the Compensation Committee determined to award the non-formulaic portion of the annual incentive bonus as set forth in the table below, which was lower than target for each of the name executive officers.

The Committee awarded Mr. Saltiel an amount for the non-formulaic portion of the annual incentive bonus, primarily based on the Committee’s assessment of his personal contributions, his leadership, and the performance of the Company in key functional areas as well as the factors set forth above.

Non-formulaic bonus determinations for fiscal year 2015 for named executive officers were as follows:

	Mr. Saltiel	Mr. Mark Smith	Mr. Polhamus	Mr. Barry Smith	Mr. Baker
Annual Base Salary	$814,000	$370,000	$384,000	$373,000	$368,000
Total Non-Formulaic Percentage	62.16%	27.56%	26.52%	25.73%	21.20%

Non-Formulaic Portion – 50% of Annual Base Salary times Total Non-Formulaic Percentage	$253,000	$51,000	$51,000	$48,000	$39,000

Final Bonus Determination.

At the end of fiscal year 2015, the Compensation Committee completed the evaluation of our results and the weighing of metrics discussed above to ensure that the combined formula-driven and the non-formulaic portions of the incentive bonus determinations, which are intended to reward the performance and contributions of our executive officers, were appropriate and commensurate with the accomplishments posted. The final bonus determinations resulted in a year over year reduction for the four named executive officers that held the same positions as the prior year. In addition, the Compensation Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests. The Compensation Committee made the final bonus determinations for our named executive officers as follows:

	Mr. Saltiel	Mr. Mark Smith	Mr. Polhamus	Mr. Barry Smith	Mr. Baker
Annual Base Salary	$814,000	$370,000	$384,000	$373,000	$368,000
Approved Multiplier (“Target”) as % of Annual Salary	100.0%	70.0%	70.0%	70.0%	70.0%
Bonus Target Amount – Target x Annual Base Salary	$814,000	$259,000	$268,800	$261,100	$257,600
Formulaic Portion	$617,000	$199,000	$211,000	$206,000	$193,000
Non-Formulaic Portion	$253,000	$51,000	$51,000	$48,000	$39,000

Total Bonus Amount	$870,000	$250,000	$262,000	$254,000	$232,000

Total Bonus Amount as % of Salary	107%	97%	98%	97%	90%
Total Bonus Amount as % of the Maximum Bonus Opportunity	53%	48%	49%	49%	45%

The Compensation Committee’s incentive bonus recommendations were endorsed by L&A based upon its review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our compensation peer group for comparable jobs and of the proportion represented by bonus amounts in the total direct compensation for each benchmarked job. The bonus amounts recommended by the Compensation Committee for fiscal year 2015 were under the market 50th percentile, however, the Compensation Committee deemed that appropriate given the current market conditions. The proportion represented by the bonus amounts as a percentage of the total direct compensation remains within the overall competitive range. The Compensation Committee believes that the recommended fiscal year 2015 incentive bonus awards support the objectives of our compensation program.

Long-Term Stock Incentive Awards

The Compensation Committee considers stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and shareholders’ interests. Under the provisions of our shareholder-approved Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), the Compensation Committee has the ability to grant stock options, restricted stock and restricted stock unit awards, stock appreciation rights (“SARs”), and performance units to eligible employees and to grant nonqualified stock options, restricted stock and restricted stock unit awards, SARs and performance units to eligible directors.

The Compensation Committee grants long-term incentive awards to our executive officers, including our named executive officers, in line with competitive market norms based upon each officer’s performance in a fiscal year. These awards are primarily designed to tie a substantial portion of each executive officer’s compensation to longer-term future performance of the Company and to support the philosophy adopted by the Compensation Committee. The grant determinations are made by the Compensation Committee using, as a reference, the relevant competitive market information and recommendations provided to the Compensation Committee by L&A, in order to provide an appropriate level of total direct compensation compared to compensation of executive officers in our compensation peer group. The Compensation Committee sets the individual grant values to reflect (a) the level of responsibility of each executive officer and his potential impact on the long-term success of the business, (b) the intent to encourage distinctive levels of long-term performance and contributions, (c) talent retention considerations as appropriate, and (d) tenure with the Company. Consistent with our at-risk performance-based pay philosophy, long-term incentive awards comprise a significant portion of our named executive officers’ total compensation. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Determination of Awards

For fiscal year 2015, the Compensation Committee awarded annual grants of restricted stock units and performance-based restricted stock units to our named executive officers. In determining to award performance-based restricted stock units in 2015, the Compensation Committee considered and recognized the increased level of competition for senior level talent in the offshore drilling industry and other industries in the markets in which we operate, competitive pay for performance practices, retention of the named executive officers, and the unprecedented execution challenges that the Company anticipates over the next several years, including managing the downturn, access to liquidity and the ability to obtain contracts on our newbuilds and other rigs. Furthermore, the Compensation Committee intends to ensure a strong level of alignment between the prospective compensation provided to our named executive officers and the measurable outcomes of superior longer-term performance. In so doing, the Compensation Committee determined to provide our executive officers, including our named executive officers, with meaningful incentives to focus on and achieve industry-leading share price performance for the Company relative to its major offshore drilling peers. The Compensation Committee also reviewed information and recommendations provided to the Compensation Committee by L&A, as well as relevant information provided by the Company’s outside legal and tax counsel. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

To determine long-term incentive awards granted in a year, the Compensation Committee first approves a target aggregate grant date fair value to be awarded to each named executive officer. The target aggregate grant date fair value is then allocated among the types of awards granted for such year. For fiscal year 2015, the Compensation Committee determined to allocate the target aggregate grant date fair value equally between restricted stock units and performance-based restricted stock units. The amount allocated to the type of award is then divided by the grant date fair value for that type of award to arrive at the number of awards for the named executive officer.

Restricted Stock Units

Restricted stock units granted to named executive officers under the 2013 Plan “cliff” vest 100% at the end of the three year period following the date of grant, subject to accelerated vesting upon a change-of-control.

Performance-Based Restricted Stock Units

Performance-based restricted stock units granted to named executive officers under the 2013 Plan vest on the third anniversary of the date of grant with respect to a number of shares of our common stock determined by comparing our TSR over a three-year performance period relative to the TSR of our metrics peer group composed of Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation plc, Rowan Companies plc, Seadrill Ltd. and Transocean Ltd. The Compensation Committee selected the metrics peer group due to the relative scope, complexity and profile of the Company’s operations. Performance-based restricted stock units are subject to acceleration upon a change-of-control. At the end of a three-year performance period, each company in the metrics peer group is ranked from high to low based on the TSR achieved. The award payment schedule for each named executive officer is determined based on the Company’s TSR rank as follows:

TSR Rank	Percentage Earned
1	200%
2	150%
3	100%
4	75%
5	50%
6	0%
7	0%

The Compensation Committee believes the performance component aligns with our compensation philosophy of rewarding performance relative to our competitors and rewarding enhancement of shareholder value.

Fiscal Year 2015 Long-Term Incentive Award Grants

In November 2014, the Compensation Committee recommended granting long-term incentive awards for fiscal year 2015 to our named executive officers as follows:

Executive Officer (1)	Target Aggregate Grant Date Fair Value	Restricted Stock Units	Performance-Based Restricted Stock Units (2)
Robert J. Saltiel	$3,879,600	51,645	52,314
Mark W. Smith(3)	$501,411	6,675	6,671
Arthur M. Polhamus	$818,000	10,900	11,041
Barry M. Smith	$798,200	10,626	10,763
Walter A. Baker	$766,800	10,208	10,340

(1)	All awards granted to Mr. Mey were forfeited in connection with his departure from the Company.
(2)	The performance period for performance-based restricted stock units granted for fiscal year 2015 begins on December 1 1, 2014 and ends November 30, 2017. The award payment schedule for each named executive officer will be determined based on the Company’s TSR rank as set forth in “Long-Term Incentive Awards – Performance-Based Restricted Stock Units” above.
(3)	In connection with his promotion, Mr. Mark Smith received an additional award of 8,133 restricted stock units with a grant date fair value of $250,008.

Fiscal Year 2016 Long-Term Incentive Award Grants

In November 2015, the Compensation Committee recommended granting long-term incentive awards for fiscal year 2016 to our named executive officers as follows:

Executive Officer(1)	Target Aggregate Grant Date Fair Value	Restricted Stock Units	Performance-Based Restricted Stock Units (2)
Robert J. Saltiel	$3,334,860	109,125	106,681
Mark W. Smith	$678,050	22,188	21,691
Arthur M. Polhamus	$703,836	23,031	22,516
Barry M. Smith	$685,690	22,438	21,935
Walter A. Baker	$658,950	21,563	21,080

(1)	No awards were granted to Mr. Mey due to his departure from the Company.
(2)	The performance period for performance-based restricted stock units granted for fiscal year 2016 begins November 19, 2015 and ends November 18, 2018. The award payment schedule for each named executive officer will be determined based on the Company’s TSR rank as set forth in “Long-Term Incentive Awards – Performance-Based Restricted Stock Units” above.

For fiscal year 2016, to address the high volatility in the Company’s common stock and concerns over perceptions of an excess number of shares being subject to grants, the Compensation Committee set a floor price of $16 per share to determine the number of long-term incentive awards granted. As the closing price on the date of grant was below the $16 floor price, the original total award value was adjusted by the ratio of the closing price of our common stock to the $16 floor price. Fifty percent of this adjusted grant date award value was then divided by the grant date fair value of a restricted stock unit and performance-based restricted stock unit, respectively, to determine the number of restricted stock units and performance-based restricted stock units granted. For fiscal year 2015, the number of restricted stock units and performance-based restricted stock units granted was obtained by dividing an amount equal to 50% of the target aggregate grant date fair value by the grant date fair value of a restricted stock unit and performance-based restricted stock unit, respectively. The grant date fair values of restricted stock units granted for fiscal years 2015 and 2016 were determined in accordance with ASC Topic 718 and are based on the fair market value of our common stock on the date of grant. The grant date fair values of performance-based restricted stock units granted for fiscal years 2015 and 2016 were determined in accordance with ASC Topic 718 and are determined using a Monte Carlo simulation. Under SEC rules, the grant date fair values exclude the impact of estimated forfeitures related to service-based vesting conditions.

Change of Control Arrangements

We believe that the competitive marketplace for executive level talent and our desire to minimize turnover and retain our executive officers, including our named executive officers, requires us to provide certain severance benefits. We also believe the provision of these benefits serves the interests of our shareholders by encouraging certain valued employees to remain employed with the Company in the event of a change of control. The Company has entered into Change of Control Agreements with each named executive officer, including Mr. Saltiel, in replacement of any prior employment or other severance agreement entered into between the Company and the executive. The agreements standardize change of control benefits for our executive officers and provide benefits that are competitive to those provided by our compensation peer group. Each agreement contains “double-trigger” requirements for payments relating to termination of employment other than for cause following a change of control. For more information regarding change of control arrangements, see “Executive Compensation – Potential Payments Upon Termination or Change of Control.”

The Compensation Committee believes the provision of such change of control benefits is competitive and appropriate in light of our compensation peer group. In reaching such determination, the Compensation

Committee considered L&A’s change of control analysis, surveys, and reviewed the amounts payable by the compensation peer group to similarly situated executives in the event of a termination of employment in connection with a change of control.

Benefits relating to termination of employment in a post change of control employment period payable to Mr. Saltiel and the other named executive officers were considered as part of their overall compensation packages.

Perquisites and Benefits

Named executive officers are eligible to participate in the Company’s benefit plans on the same terms as other employees. The Company’s 401(k) Retirement Plan (the “Retirement Plan”) is a qualified defined contribution plan which allows employees, including named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions. Prior to January 1, 2016, employee contributions were matched by the Company up to 200% of the first 5% of salary contributed by the employee. Effective January 1, 2016, employee contributions are matched by the Company up to 100% of the first 5% of salary contributed by the employee. Named executive officers are also eligible for participation, along with certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of allowable amounts permitted under the Retirement Plan of up to 100% of the first 5% of salary and bonus contributed by the employee. The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months following termination of employment. Vesting in Company contributions under both the Retirement Plan and the Benefits Equalization Plan does not occur until the completion of three years of service.

The Company also provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program. Named executive officers are covered under the Company’s Salary Continuation Plan, formerly named the Executive Life Insurance Plan, which provides for salary continuation to the executive’s beneficiary upon the executive’s death. Payments equal to 2.5 times annual salary are payable in 30 installments or, in the event of death due to accidental causes, payments equal to five times annual salary are payable in 60 installments. In addition, the Company provides each of our named executive officers the benefit of membership to a designated luncheon and exercise facility and reimbursements of up to $2,000 for a yearly, comprehensive physical examination. Certain named executive officers are also provided supplemental life insurance benefits. The increased life insurance benefits offered to our named executive officers respond to competitive considerations and to the importance of each officer to our long term success.

STOCK OWNERSHIP POLICY

In furtherance of the Board of Director’s goal of promoting sound corporate governance practices, the Company’s stock ownership policy assists in aligning the financial interests of the Company’s directors and senior employees with those of its shareholders. We believe that it is important that directors and senior employees maintain a certain level of ownership of shares of our common stock, and this policy is designed to help achieve this objective and further highlight and promote our commitment to sound corporate governance. For purposes of determining stock ownership, equity award grants are considered owned for purposes of this policy, Executive officers and directors subject to this policy are required to achieve a minimum ownership requirement by four years from the later of (a) December 31, 2011 or (b) the date of being elected a director, being named an executive officer or otherwise being designated as a covered employee, or the date of the promotion that causes a covered employee to be subject to a greater ownership requirement. Upon achieving his or her respective minimum ownership requirement, each director or covered employee must continue to maintain the minimum ownership requirement at all times during a given calendar year and for so long as the director or covered employee remains subject to this policy.

Each director and covered employee must maintain the number of qualifying shares of common stock, as defined in the policy, with a fair market price equal to a multiple of the director’s base annual retainer or the covered employee’s annual base salary. For directors, the minimum ownership requirement is four times the base annual retainer. For Mr. Saltiel, the minimum ownership requirement was set at five times his annual base salary; and for Messrs. Mark Smith, Polhamus, Barry Smith and Baker, the minimum ownership requirement was set at three times their respective annual base salary. By the first day of December of each year, directors and covered employees will be required to certify to the Compensation Committee their holdings of common stock and level of compliance with their minimum ownership requirement.

The failure by a director or covered employee to meet or to demonstrate sustained progress toward the achievement of the applicable minimum ownership requirement will result in the imposition of a restriction on sales of common stock and may result in a reduction in the value of future long term incentive grants or exclusion from future grants until compliance is achieved.

ASSESSMENT OF RISK AND RECOVERY OF COMPENSATION

Our Audit Committee and Board of Directors employ a risk management process conducted periodically to ensure that potential risks that might arise from any of our executive compensation practices and policies do not result in potential adverse impact on the Company, financially or otherwise. The Compensation Committee has reviewed the policies and guidelines underlying our executive compensation determinations and concluded that the following factors promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk:

•	individual cash incentives are made within the boundaries of approved fixed maximum awards as applicable to each named executive officer;

•	the short-term performance metrics considered in annual bonus determinations are supplemented with diverse performance measures;

•	the members of the Compensation Committee who approve final bonus recommendations are independent; and

•

named executive officers receive the majority of their total direct compensation in the form of long-term incentives with multi-year vesting to align the interests of the named executive officers with long term value creation for our shareholders.

In addition, in the event that any executive officer is in violation of our Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or applicable law or regulations or there is a downward adjustment or restatement of corporate financial or non-financial performance results, the Compensation Committee may seek recovery of compensation paid to the executive officers involved, whether in whole or in part, or take other remedial action as appropriate, to recover repayment of any bonuses or long-term incentive awards.

TAX CONSIDERATIONS

Section 162(m) of the Code limits the deductibility of compensation paid to each of our named executive officers to $1 million annually for federal income tax purposes unless the compensation is performance-based as described in Section 162(m) and the related regulations. In designing compensation plans and making compensation decisions, the Compensation Committee considers the potential deductibility of the proposed compensation. However, the Compensation Committee may elect to approve compensation that exceeds the limit in order to ensure competitive levels of compensation for our executive officers and if it believes that such compensation is in the best interests of the Company and its shareholders. As a result, certain compensation paid to our named executive officers may not be deductible by the Company for tax purposes.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee:

Deborah A. Beck, Chair

George S. Dotson

Jack E. Golden

Jeffrey A. Miller

James R. Montague

Phil D. Wedemeyer

January 11, 2016

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4) ($)	Non-Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Values and Non-qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)

Robert J. Saltiel	2015	818,861	253,000	3,879,589	617,000	0	189,225	5,757,675
President and Chief	2014	765,675	618,400	3,684,000	352,000	0	218,877	5,638,952
Executive Officer	2013	742,770	658,500	3,515,000	672,500	70,013	180,998	5,839,781

Mark W. Smith(8)	2015	287,397	51,000	751,419	199,000	0	49,057	1,337,873
Senior Vice President, and Chief Financial Officer

Arthur M. Polhamus	2015	378,667	51,000	818,804	211,000	0	74,122	1,533,593
Senior Vice President,	2014	356,235	175,200	760,000	116,000	44,059	73,946	1,525,440
Operations	2013	317,700	155,500	705,000	164,500	38,813	67,130	1,448,643

Barry M. Smith	2015	368,318	48,000	798,205	206,000	0	69,455	1,489,978
Senior Vice President,	2014	345,004	172,800	740,000	109,000	47,699	63,713	1,478,216
Technical Operations	2013	301,877	161,000	660,000	159,000	62,134	59,291	1,403,302

Walter A. Baker	2015	363,208	39,000	766,820	193,000	0	61,470	1,423,498
Senior Vice President,	2014	342,560	127,200	720,000	111,000	19,277	61,719	1,381,756
General Counsel	2013	307,600	103,500	675,000	156,500	15,861	56,430	1,314,891
and Corporate Secretary

Mark L. Mey(9)	2015	328,787	0	1,833,978	0	0	92,875	2,255,640
Former Executive	2014	456,500	276,000	1,745,000	155,000	76,391	111,199	2,820,090
Vice President, and	2013	442,000	290,000	1,665,000	296,000	100,264	100,468	2,893,732
Chief Financial Officer

(1)	Includes $4,861 for accrued but unused vacation for Mr. Saltiel.
(2)	The amounts disclosed in this column reflect the non-formulaic portion of cash bonus awards earned for performance in the designated fiscal year but which are paid in December of the following fiscal year. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.”
(3)	The amounts disclosed in this column include the grant date fair value of the restricted stock and restricted stock unit awards granted to each named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 7 to our consolidated financial statements in our 2015 Form 10-K.
(4)	The amounts disclosed in this column also include the grant date fair value of performance-based restricted stock units based on the achievement of target level performance conditions of the awards. The grant date fair value of the awards was determined through the use of the Monte Carlo simulation method. For additional information, see Note 7 to our consolidated financial statements in our 2015 Form 10-K. Assuming the highest level of performance conditions were achieved, the grant date fair value of performance-based restricted stock units granted in fiscal year 2015 would have been as follows: $3,879,606 for Mr. Saltiel; $501,396 for Mr. Mark Smith; $818,801 for Mr. Polhamus; $798,184 for Mr. Barry Smith; $766,814 for Mr. Baker, and $1,833,977 for Mr. Mey.
(5)	The amounts disclosed in this column reflect the formulaic portion of cash bonus awards earned for performance in the designated fiscal year but which are paid in December of the following fiscal year. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.”
(6)	Amounts for fiscal years 2015 and 2014 listed as zero reflect negative earnings in the amount of $27,507 and $60, respectively, for Mr. Saltiel. Amounts for fiscal year 2015 listed as zero reflect negative earnings as follows: Mr. Mark Smith – $2,619; Mr. Polhamus – $21,987; Mr. Barry Smith – $22,859; Mr. Baker – $5,113; and Mr. Mey $8,702.

(7)	All other compensation for 2015 includes the following amounts:

Name	Company Contributions To Retirement Plan(A)($)	Company Contributions To Benefit Equalization Plan(B)($)	Other Compensation(C)($)	Total($)
Robert J. Saltiel	26,500	148,530	14,195	189,225
Mark W. Smith	26,740	16,760	5,575	49,075
Arthur M. Polhamus	26,500	39,618	8,004	74,122
Barry M. Smith	16,937	47,264	5,254	69,455
Walter A. Baker	26,500	32,828	2,142	61,470
Mark L. Mey	20,796	63,300	8,779	92,875

(A)	Amounts reflect matching contributions made for fiscal year 2015 on behalf of each named executive officer to the Company’s 401(k) plan, which is qualified under applicable provisions of the Internal Revenue Code and provides for employee contributions matched by the Company at 200% of the first 5% of salary contributed by the employee (the “Retirement Plan”). The Retirement Plan was amended effective January 1, 2016, to provide for employee contributions matched by the Company at 100% of the first 5% of salary contributed by the employee.
(B)	Amounts reflect matching contributions made for fiscal year 2015 on behalf of each named executive officer to the Company’s Benefit Equalization Plan, which is a non-qualified plan that permits tax-deferred contributions in excess of amounts permitted under the Retirement Plan and matching contributions of up to 200% of the first 5% of salary and bonus contributed by the employee. The Benefit Equalization Plan was amended effective January 1, 2016, to provide for matching contributions of up to 100% of the first 5% of salary and bonus contributed by the employee.
(C)	Amounts include: (i) payments on behalf of or reimbursements made to named executive officers during fiscal year 2015 for memberships to dining, golf or country clubs; (ii) payments on behalf of or reimbursements made to named executive officers during fiscal year 2015 of up to $2,150 for a yearly, comprehensive physical examination; and (iii) premiums paid for supplemental life insurance and accidental death and dismemberment insurance for certain named executive officers.

(8)	Mr. Mark Smith was appointed as Senior Vice President and Chief Financial Officer on June 3, 2015. In connection with the appointment, on June 3, 2015: (i) Mr. Smith’s annual base salary was fixed at $370,000; and (ii) he was awarded a grant of 8,127 restricted stock units with a grant date value of $250,000, which “cliff” vest 100% at the end of the three-year period following the date of grant. Accordingly, the disclosure herein does not include a full year of annual base salary at the new amount. Mr. Mark Smith’s appointment was based in part on the Company’s succession plan.
(9)	Effective as of May 27, 2015, Mr. Mey resigned from his position with the Company.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2015

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards number of shares (#)(3)	Grant Date Value Of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Saltiel	11/20/2014	203,500	406,822	814,000
	11/20/2014				0	52,314	104,628		1,939,803
	11/20/2014							51,645	1,939,786

Mark W. Smith	11/20/2014	64,750	129,500	259,000
	11/20/2014				0	6,761	13,522		250,698
	11/20/2014							6,675	250,713
	6/3/2015							8,133	250,008

Arthur M. Polhamus	11/20/2014	67,200	134,400	268,800
	11/20/2014				0	11,041	22,082		409,400
	11/20/2014							10,900	409,404

Barry M. Smith	11/20/2014	65,275	130,550	261,100
	11/20/2014				0	10,763	21,526		399,092
	11/20/2014							10,626	399,113

Walter A. Baker	11/20/2014	64,400	128,800	257,600
	11/20/2014				0	10,340	20,680		383,407
	11/20/2014							10,208	383,412

Mark L. Mey(5)	11/20/2014	90,938	181,875	363,750
	11/20/2014				0	24,730	49,460		916,988
	11/20/2014							24,414	916,990

(1)	The amounts disclosed in these columns reflect the possible payouts under the formulaic portion of our cash bonus awards for fiscal year 2015. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.” Estimated possible payout for Mr. Mark Smith is based on his adjusted compensation in connection with his appointment as Senior Vice President and Chief Financial Officer on June 3, 2015.
(2)	The amounts disclosed in these columns reflect the potential payouts pursuant to the performance-based restricted stock units granted on the date indicated. The performance-based restricted stock units were granted pursuant to our 2013 Plan and vest three years from the date of grant based on relative total shareholder return versus a peer group for the period beginning December 1, 2014 and ending November 30, 2017. The amount of the awards disclosed above is based on the target value of each award, but the amount which vests may range from 0% to 200% of the target award is based on actual relative total shareholder return.
(3)	Restricted stock units were granted pursuant to our 2013 Plan and vest three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.
(4)	The amounts disclosed in this column represent the aggregate grant date fair value of the restricted stock unit awards or performance-based restricted stock units granted to each named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant for the restricted stock unit awards and the Monte Carlo simulation method for performance-based restricted stock units and assumes the achievement of target level of performance conditions for the awards. For additional information, see Note 7 to our consolidated financial statements in our 2015 Form 10-K.
(5)	These awards were forfeited upon Mr. Mey’s departure from the Company on May 27, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(4)
Robert J. Saltiel	72,360	0	37.41	12/9/2020
	55,473	18,491	41.60	12/9/2021
					122,507	1,814,329	124,204	1,839,461

Total	127,833	18,491			122,507	1,814,329	124,204	1,839,461

Mark W. Smith	1,555	0	37.41	12/9/2020
	5,547	1,849	41.60	12/9/2021
					23,470	347,591	15,550	230,296

Total	7,102	1,849			23,470	347,591	15,550	230,296

Arthur M. Polhamus	6,656	3,328	41.60	12/9/2021
					25,305	374,767	25,655	379,951

Total	6,656	3,328			25,305	374,767	25,655	379,951

Barry M. Smith	3,154	0	35.69	12/3/2019
	6,392	0	37.41	12/9/2020
	6,656	3,328	41.60	12/9/2021
					24,370	360,920	24,709	365,940

Total	16,202	3,328			24,370	360,920	24,709	365,940

Walter A. Baker	9,429	3,143	41.60	12/9/2021
					23,930	354,403	24,262	359,320

Total	9,429	3,143			23,930	354,403	24,262	359,320

Mark L. Mey(5)	0	0	—
					0	—	0	—

Total	0	0			0	—	0	—

(1)	The non-qualified stock options were granted pursuant to our Amended and Restated 2007 Long-Term Incentive Plan (“2007 Plan”) with a term of 10 years, subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. Twenty-five percent of such options become exercisable at the end of each of year one, two, three, and four, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of common stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of common stock.
(2)	These restricted stock unit awards were made pursuant to our 2013 Plan and vest at the end of three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.
(3)	With respect to restricted stock units, the amounts set forth in this column include the number of shares subject to such awards multiplied by the closing price of our common stock on September 30, 2015.

(4)	With respect to performance-based restricted stock units, the amount is based on the achievement of target level performance conditions of the awards. The amounts set forth include such number of shares multiplied by the closing price of our common stock on September 30, 2015.
(5)	Unvested equity awards held by Mr. Mey were forfeited upon his departure from the Company on May 27, 2015.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2015

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)	Number of Shares acquired on vesting (#)	Value Realized on Vesting ($)(1)
Robert J. Saltiel	0	0	65,375	1,835,624
Mark W. Smith	0	0	11,109	308,456
Arthur M. Polhamus	0	0	17,756	494,019
Barry M. Smith	0	0	16,952	472,053
Walter A. Baker	0	0	15,300	426,426
Mark L. Mey	0	0	31,722	884,493

(1)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in Fiscal Year 2015 ($)(1)	Registrant contributions in Fiscal Year 2015 ($)(1)	Aggregate earnings in Fiscal Year 2015 ($)(2)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at September 30, 2015 ($)(1)
Robert J. Saltiel	89,463	148,530	0	—	1,170,723
Mark W. Smith	8,380	16,760	0	—	95,969
Arthur M. Polhamus	96,296	39,618	0	—	673,681
Barry M. Smith	32,506	47,264	0	—	568,470
Walter A. Baker	41,980	32,828	0	—	308,125
Mark L. Mey	85,909	63,300	0	—	1,046,177

(1)	Contributions were made to a Rabbi Trust under our Benefits Equalization Plan.
(2)	Amounts listed reflect negative earnings for the named executive officers, as follows: Mr. Saltiel – $27,507; Mr. Mark Smith – $2,619; Mr. Polhamus – $21,987; Mr. Barry Smith – $22,859; Mr. Baker – $5,113; and Mr. Mey – $8,702.

Potential Payments Upon Termination or Change of Control

Executive Change of Control Agreements. A form of Executive Change of Control Agreement (the “Change of Control Agreement”) was adopted by the Board and entered into by each current executive officer of the Company. Under the Change of Control Agreement, Vice Presidents receive a multiple of 2.0, Senior Vice Presidents receive a multiple of 2.5 and the Chief Executive Officer receives a multiple of 3.0, as more particularly described below.

The Change of Control Agreement addresses the terms of executive employment and compensation in the event of a termination of employment due to a change of control of the Company. Each agreement contains “double-trigger” requirements for payments relating to termination of employment other than for cause following a change of control. The agreement includes a three-year “evergreen” term in that the agreement automatically extends so as to cover a three-year period from any date then in effect until the Company has given notice to the executive that the term will no longer be so extended; provided that, prior to a change of control, the agreement will terminate if the executive’s employment is terminated for any reason. If a change of control occurs during the term of the Change of Control Agreement, the term will end on the later of the date that is two years after the change of control or the date the Company satisfies its obligations under the agreement.

Under the Change of Control Agreement, if the Company terminates the executive’s employment without “cause” or the executive terminates the executive’s employment for “good reason” (each as defined in the agreement) within 24 months after a change of control of the Company, the Company will be required to pay to the executive in a lump sum (i) prorated amounts of the executive’s accrued salary, bonus and vacation (the “Accrued Amounts”) and (ii) an amount equal to 2.5 times for Messrs. Mark Smith, Polhamus, Barry Smith and Baker, or 3.0 times in the case of Mr. Saltiel, the sum of (a) the executive’s annual salary plus (b) the executive’s target annual bonus.

In addition, following such termination, the executive and the executive’s spouse and/or family, as applicable, will be entitled to continued participation in the Company’s welfare benefit plans, policies and programs for a period of 24 months (the “Welfare Continuation Benefit”) and any outstanding stock options held by the executive will remain exercisable for one year after termination; provided that in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options. If the executive’s employment is terminated due to disability within 24 months after a change of control of the Company, the Company will be required to pay to the executive the Accrued Amounts and provide the Welfare Continuation Benefit. If the executive’s employment is terminated due to death within 24 months after a change of control of the Company, the Company will be required to pay to the executive’s estate the Accrued Amounts and provide to executive’s spouse and/or family, as applicable, the Welfare Continuation Benefit. With respect to excise taxes on any parachute payment under the Change of Control Agreement, the agreement provides that the executive will be liable for such excise taxes; provided, however, that if reduction of the payments under the agreement to avoid excise taxes would result in a larger net after-tax payment to the executive, the payments under the agreement will be reduced.

Stock Awards. The terms of the Company’s various long-term incentive plans provide that awards granted under the plans shall be immediately vested, fully earned and exercisable upon the occurrence of a change of control and any restriction period shall terminate immediately. The terms of performance-based restricted stock units provide that such awards will immediately vest at the target level of the awards and be fully earned and exercisable upon the occurrence of a change of control.

Benefit Equalization Plan. Each of the named executive officers participates in our Benefit Equalization Plan, which permits the executive to make tax deferred contributions, including with respect to amounts that exceed certain Code limits. In addition, prior to January 1, 2016, we made matching contributions on the amount the executive defers equal to up to 200% of the first 5% of salary and bonus contributed by the executive in excess of the Code limits applicable to our Retirement Plan. Effective January 1, 2016, the matching contribution was reduced to 100% of the first 5% of salary and bonus contributed. Upon a change of control, all amounts deferred under the Benefit Equalization Plan become payable regardless of whether the executive terminates employment. Under the Benefit Equalization Plan, a change of control is defined in accordance with Section 409A of the Code as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

Salary Continuation Plan. Certain executive officers, including each of our named executive officers, are covered under the Company’s Salary Continuation Plan, which provides that upon the death of an executive officer prior to age 70 while actively employed by the Company, a payment equal to 2.5 times annual salary or, in the event of death due to accidental causes, five times annual salary, will be payable to the executive’s beneficiary in 30 or 60 installments, respectively. In 2012, Board of Directors amended the Salary Continuation Plan to discontinue eligibility for newly elected executive officers.

Potential Payments Table

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the executive’s employment had terminated on September 30, 2015, given the executive’s compensation as of such date and, if applicable, based on the closing price of our common stock on September 30, 2015. The following table reflects the Change of Control Agreements in place as of September 30, 2015, which included change in control multiples of 2.5 for Messrs. Mark Smith, Polhamus, Barry Smith and Baker, and 3.0 for Mr. Saltiel. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different than the estimates presented in the table. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Executive	Benefit	Change of Control without Termination ($)(1)	Change of Control with Termination($)	Termination by Executive For Good Reason ($)(2)	Retirement ($)	Death or Disability ($)(3)
Robert J. Saltiel	Salary	0	2,440,935	2,440,935	—	2,034,113
	Bonus	0	2,440,945	2,440,945	—	0
	Benefit Continuation	0	36,243	36,243	—	0
	Stock Awards(4)	3,653,790	3,653,790	3,653,790	—	0
	Option Awards(5)	0	0	0	—	0

	TOTAL	3,653,790	8,571,903	8,571,903	0	2,034,113

Mark W. Smith	Salary	0	925,000	925,000	—	925,000
	Bonus	0	647,000	647,500	—	0
	Benefit Continuation	0	25,137	25,137	—	0
	Stock Awards(4)	577,886	577,886	577,886	—	0
	Option Awards(5)	0	0	0	—	0

	TOTAL	577,886	2,175,523	2,175,523	0	925,000

Arthur M. Polhamus	Salary	0	958,073	958,073	—	958,073
	Bonus	0	670,651	670,651	—	0
	Benefit Continuation	0	11,561	11,561	—	0
	Stock Awards(4)	754,718	754,718	754,718	—	0
	Option Awards(5)	0	0	0	—	0

	TOTAL	754,718	2,395,002	2,395,002	0	958,073

Barry M. Smith	Salary	0	931,890	931,890	—	931,890
	Bonus	0	652,323	652,323	—	0
	Benefit Continuation	0	34,172	34,172	—	0
	Stock Awards(4)	726,860	726,860	726,860	—	0
	Option Awards(5)	0	0	0	—	0

	TOTAL	726,860	2,345,245	2,345,245	0	931,890

Walter A. Baker	Salary	0	918,960	918,260	—	918,960
	Bonus	0	643,272	643,272	—	0
	Benefit Continuation	0	36,937	36,937	—	0
	Stock Awards(4)	713,724	713,724	713,724	—	0
	Option Awards(5)	0	0	0	—	0

	TOTAL	713,724	2,312,893	2,312,893	0	918,960

(1)	Upon a change of control, the terms of the long-term incentive plans of the Company provide that all equity awards shall immediately vest and be fully earned and exercisable.
(2)	This column reflects amounts payable to an executive upon voluntary termination for good reason following a change of control.

(3)	Under the terms of the Salary Continuation Plan, upon death, each executive officer is entitled to 2.5 times annual salary or, if death is due to accidental causes, five times annual salary, payable to the executive’s beneficiary in 30 or 60 installments, respectively.
(4)	The amounts in these rows reflect the product of the closing price of our common stock as of September 30, 2015 and the number of stock awards for each executive that have not vested as of September 30, 2015.
(5)	The amounts in these rows assume full exercise of all options not exercisable as of September 30, 2015. The amounts reflect the product of such amount and the difference between the closing price of our common stock on September 30, 2015 and the applicable option exercise price.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT NO. 1 TO THE ATWOOD OCEANICS, INC.

2013 LONG-TERM INCENTIVE PLAN

On November 19, 2015, the Board approved Amendment No. 1 to the 2013 Plan, subject to shareholder approval, to increase the number of shares of our common stock that may be issued thereunder by 2,300,000 shares pursuant to our equity incentive compensation strategy. The 2013 Plan was initially approved by the Company’s shareholders at the Company’s 2013 Annual Meeting of Shareholders.

As of December 1, 2015, there were 484,952 shares of common stock available for future grants under the 2013 Plan. If the shareholders do not approve the proposal to amend the Plan in order to increase the number of shares of common stock available under the 2013 Plan, the Company expects that it will have an insufficient number of shares available to make equity-based compensation a meaningful part of our employees’ and officers’ overall compensation. As a result, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to those individuals and the Company’s inability to do so. Additionally, we would have to consider providing additional cash compensation to maintain competitive levels of compensation, and our ability to align compensation with the interests of stockholders would be greatly diminished.

The 2013 Plan’s purposes are to (i) attract and retain persons of training, experience and ability to serve as employees of the Company and its subsidiaries and to serve as non-employee directors of the Company; (ii) encourage a sense of proprietorship of such persons and (iii) motivate and stimulate the active interest of such persons in the development, growth and financial success of the Company and its subsidiaries. The Board of Directors believes that the 2013 Plan is designed to achieve its objectives.

The following description of the material features of the 2013 Plan is only a summary.

Shares of Common Stock Reserved

The aggregate number of shares of common stock that may be issued under the 2013 Plan with respect to awards may not exceed 2,200,000 (or in the event Amendment No. 1 to the 2013 Plan is approved, 4,500,000), plus any shares of common stock subject to outstanding awards under the 2013 Plan that are forfeited, terminated, expire unexercised, settled in cash or exchanged for awards that do not involve common stock. The proposed share limit is subject to adjustment for certain transactions affecting the common stock. Shares subject to awards under the 2013 Plan that are forfeited, terminated, expire unexercised, settled in cash or exchanged for awards that do not involve common stock will not count against this limit and can be re-granted under the 2013 Plan.

Eligibility for Participation

All employees of the Company and its subsidiaries and non-employee directors of the Company are eligible for awards under the 2013 Plan.

Administration

The 2013 Plan is administered by the Compensation Committee of the Company’s Board of Directors or any other committee that may be designated by the Board of Directors. The Compensation Committee selects the employees and directors who receive awards, determines the type and terms of awards to be granted, and interprets and administers the 2013 Plan. Awards under the 2013 Plan may be granted in tandem with other compensation. The Compensation Committee may extend the exercisability, accelerate vesting or exercisability and waive restrictions in any manner that is compliant with the provisions of the 2013 Plan and is not adverse to the participant. However, without prior shareholder approval, options and stock appreciation rights granted under the 2013 Plan may not be re-priced or exchanged for a cash buyout or settlement with a lower exercise price, provided that in certain limited circumstances for capitalization changes, the number of awards may be equitably adjusted.

Terms, Conditions and Limitations of Employee Awards

Performance Objectives. The Compensation Committee may condition any award under the 2013 Plan on the achievement of one or more performance objectives. The term “performance objectives” means the objectives established by the Compensation Committee that are to be achieved with respect to an award, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department, adjacent business unit, geographic market or function within the Company or a subsidiary in which the person receiving the award is employed, or in individual or other terms, and which will relate to a period of time determined by the Compensation Committee. The Compensation Committee shall determine the performance objectives to be achieved and the length of time allowed to achieve any performance objectives.

The performance objectives intended to qualify under Section 162(m) of the Internal Revenue Code shall be with respect to one or more of the following: (a) average day rates; (b) cash flow; (c) client satisfaction; (d) contracted utilization; (e) debt to cash flow; (f) debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”); (g) debt to equity ratio; (h) dividend growth; (i) dividend maintenance; (j) earnings; (k) earnings per share; (l) EBITDA; (m) EBITDA to interest; (n) employee engagement; (o) enterprise value; (p) environmental performance; (q) fleet size and growth; (r) fleet valuation; (s) general and administrative expenses; (t) market capitalization; (u) net income; (v) operating income; (w) operational downtime or efficiency; (x) pre-tax income; (y) profit returns/margins; (z) project execution; (aa) relative stock price performance; (bb) return on assets; (cc) return on equity; (dd) return on invested capital; (ee) revenues; (ff) revenue backlog; (gg) rig contracting; (hh) rig margin; (ii) rig revenues; (jj) safety; (kk) stock price appreciation; and (ll) total stockholder return.

The Compensation Committee determines, at the time the award is granted, which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies. A performance objective may include multiple measuring levels, with the size of the performance award based on the level attained. A performance objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

Stock Options. Stock options granted to employees or directors are subject to such terms and conditions as may be established by the Compensation Committee, except that the option exercise price cannot be less than the fair market value per share of the common stock on the date of grant. Stock options granted to employees and directors may be in the form of nonqualified stock options. Stock options granted to employees may be in the form of incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code. No ISO may be exercised more than 10 years after the date of grant. Payment of the option exercise price may be by: (i) cash or check; (ii) transfer of shares of common stock already owned by the optionee, if permitted by the Committee; or, (iii) a “cashless broker exercise” procedure.

Performance Awards. The Compensation Committee may grant a performance award consisting of any type of award or combination of awards. A performance award is subject to the achievement of one or more performance objectives.

Performance Units. The Compensation Committee may grant an award in performance units. Performance units are units equivalent to an amount of cash as determined by the Compensation Committee and may consist of payments in cash, shares of common stock or a combination thereof, payable upon the achievement of specified performance goals.

Stock Award (Including Restricted Stock and Restricted Stock Units). The Compensation Committee may grant an award of common stock, which may be restricted stock, or an award that is denominated in units of common stock. With certain limited exceptions, the restriction period applicable to a stock award may not be less than three years from the date of grant.

Stock Appreciation Right. The Compensation Committee may grant an award that is in the form of a stock appreciation right (“SAR”). A SAR is the right to receive an amount of common stock or cash equal to the appreciation in value of a specified number of shares of common stock over a particular period of time. SARs are subject to such terms and conditions as may be established by the Compensation Committee, except that the SAR exercise price cannot be less than the fair market value per share of the common stock on the date of grant. A SAR may be granted in tandem with an option, and in such case, upon exercise of one such tandem award, the other tandem award shall automatically terminate.

Cash Award. The Compensation Committee may grant an award in cash.

Annual Award Limits. During any one calendar year, awards with respect to common stock to any employee participant are limited to (i) 500,000 shares with respect to options, SARs and stock awards (including performance awards payable in shares). During any one calendar year, no participant may receive an aggregate payment under cash awards, performance units or performance awards payable in cash in excess of $5,000,000.

Other Terms and Limitations

Transferability. Awards under the 2013 Plan generally are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the Compensation Committee may, in its discretion, permit a participant to transfer all or a portion of any award that is not an ISO to the participant’s “immediate family members” (as defined in the 2013 Plan), or a trust for the exclusive benefit of immediate family members or a partnership in which immediate family members and the participant are the only partners.

Deferral. The Compensation Committee, in its discretion, may permit participants to elect to defer payment of some or all types of awards or provide for the deferral of an award. Deferrals will only be permitted in compliance with Section 409A of the Internal Revenue Code.

Dividends and Interest. An award denominated in common stock or units of common stock may include dividends or dividend equivalent rights. The Compensation Committee may also establish rules for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in common stock or units of common stock. No outstanding option has been granted with a dividend equivalent right.

Adjustments to Awards Following Grant. The Compensation Committee may provide for adjustment of awards following grant under the 2013 Plan in limited circumstances. In the event of any common stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of common stock or similar change or upon the occurrence of any other event that the Compensation Committee, in its sole discretion, deems appropriate, the Compensation Committee may adjust the number, price, award limitations and/or shares covered by an award to prevent diminution or enlargement of the benefits or potential benefits intended under the 2013 Plan.

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee shall be authorized to (i) issue or assume awards; (ii) accelerate the vesting and exercisability of, or lapse of restrictions or cancellation thereof with respect to awards and (iii) cancel and terminate unexercised awards in exchange for cash in an amount determined to be the fair market value of such awards. The Compensation Committee may amend any stock-based award to reflect a change in accounting rules, and may amend any award that is not intended to meet the requirements of Section 162(m) of the Internal Revenue Code for a significant event to reflect the original intent of the award.

Award Exercise. A participant must pay the exercise price of an award in cash at the time of exercise, unless the Compensation Committee permits the exercise price to be paid in the form of shares of common stock or by surrendering all or part of that award or another award.

Tax Withholding. The 2013 Plan permits the Compensation Committee to allow a participant, upon exercise, payment or vesting of an award, to satisfy any applicable tax withholding requirements in the form of shares of common stock, including shares issuable upon exercise, payment or vesting of such award.

Change of Control and Termination of Employment or Service. Upon a “change of control” of the Company (as defined in the 2013 Plan) or upon the termination of a participant’s employment or service with the Company, awards will be treated as provided in the applicable award agreements. In the absence of an agreement with a participant addressing “golden parachute” excise taxes, certain payments payable to the participant, whether under the 2013 Plan or otherwise (as listed in the 2013 Plan), will be limited so as to avoid the impact of the golden parachute excise tax.

Amendment and Termination. The Board of Directors may amend, alter or discontinue the 2013 Plan, except that no amendment or alteration that would impair the rights of a holder of any award shall be made without the holder’s consent, and no amendment or alteration shall be effective prior to approval by the shareholders to the extent the Board of Directors determines such approval is required by applicable laws, regulations or exchange requirements.

Federal Income Tax Consequences

Options

The Internal Revenue Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be short-term or long-term capital gain or loss.

The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Internal Revenue Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. The statutory holding period lasts until the later of two years from the date the option is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the option.

If the statutory holding period requirements for an ISO are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise. If these requirements are not satisfied (a “disqualifying disposition”), the amount of ordinary income taxable to the participant is the lesser of: (i) the fair market value of the common stock on the date of exercise minus the option price; or, (ii) the amount realized on disposition minus the option price. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.

For nonqualified options, the Company is generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.

Restricted Stock and Stock Awards

A participant acquiring a restricted stock award or other stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date, less any amount paid, if any, by the participant. Under Section 83(b) of the Internal Revenue Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. A participant makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the participant. With a Section 83(b) election, the participant will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the restrictions or risk of forfeiture will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or stock awards under the 2013 Plan.

Stock Appreciation Rights and Restricted Stock Units

Generally, a participant will not recognize any taxable income upon the award of SARs or restricted stock units. At the time the participant receives the payment for the SAR or restricted stock units, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant taxed as ordinary income. The Company or one of its subsidiaries will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or restricted stock units under the 2013 Plan.

Performance Awards

A participant will generally not recognize any taxable income upon the grant of performance awards or performance units. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any common stock received. The Company or one of its subsidiaries will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or performance units under the 2013 Plan.

Certain Tax Code Limitations on Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer), to the extent the compensation is not performance-based. The Company has structured the 2013 Plan so that resulting compensation can be designed to qualify as performance-based compensation. To allow the Company to qualify the compensation, it sought shareholder approval of the 2013 Plan and the material terms of the related performance goals.

The exercisability of an option or SAR, the elimination of restrictions on restricted stock or restricted stock units, or the payment of stock awards or performance awards may be accelerated as a result of a change of control. If any of the foregoing occurs, and the total parachute payments to the participant are not sufficiently reduced under terms of the 2013 Plan, an excess parachute payment under the Internal Revenue Code could result, triggering a 20% excise tax (in addition to income tax otherwise owed) payable by the participant. The Company will not be entitled to a deduction for that portion of any “parachute payment” that is subject to the excise tax.

Section 409A of the Internal Revenue Code of 1986

Section 409A to the Internal Revenue Code generally provides that any deferred compensation arrangement that does not meet specific requirements regarding the timing of payouts, advance election of deferrals and restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A are increased by an interest component as specified by statute, and the amounts included in income are also subject to a 20% excise tax on the participant.

In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to the performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may be applicable to certain awards under the 2013 Plan. The Company intends that any awards granted under the 2013 Plan satisfy the requirements of Section 409A to avoid the imposition of the excise tax thereunder.

THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE 2013 PLAN IS NOT COMPLETE, AND THE COMPANY RECOMMENDS THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR ADVICE. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.

Subject to shareholder approval of the 2013 Plan, the allocation of awards in 2016 under the 2013 Plan is not currently determinable because awards will be made in accordance with future decisions of the Compensation Committee following the general guidelines of the 2013 Plan. For a description of the awards granted during fiscal year 2015 to named executive officers under the 2013 Plan, see “Grants of Plan-Based Awards During Fiscal Year 2015” in this proxy statement.

Vote Required

Approval of Amendment No. 1 to the 2013 Plan requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who cast a vote on the proposal, at a meeting at which a quorum is present; provided that the total votes cast on the proposal represent a majority of the shares of common stock entitled to vote on the proposal. Broker non-votes will have no effect on the approval of Amendment No. 1 to the 2013 Plan and abstentions will count as a vote against the proposal.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the proposal to approve Amendment No. 1 to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2016. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of our shareholders. If our shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection. PricewaterhouseCoopers LLP will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect the outcome of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

AUDIT COMMITTEE REPORT

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements and the Company’s effectiveness of internal control over financial reporting. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person four times, with an additional four conference call meetings, during fiscal year 2015 for a total of eight meetings. At various times during the 2015 fiscal year, the Audit Committee met with PricewaterhouseCoopers LLP and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, with management and PricewaterhouseCoopers LLP.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;

•

The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The integrity and effectiveness of the Company’s disclosure controls;

•	The clarity and completeness of financial disclosures;

•	The adequacy of internal controls that could significantly affect the Company’s financial statements;

•	Items that could be accounted for using alternative treatments within GAAP;

•

Any significant deficiencies in internal control over financial reporting raised by PricewaterhouseCoopers LLP during its audit of the Company’s financial statements and internal control over financial reporting; and

•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s 2015 Form 10-K.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No.16, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed audit and non-audit fees paid to PricewaterhouseCoopers LLP during 2015, including those pre-approved pursuant to the Company’s policy and in compliance with PCAOB Rule 3524. We reviewed and approved the Company’s policies regarding the provision of non-audit services by PricewaterhouseCoopers LLP to the Company and the hiring of employees of PricewaterhouseCoopers LLP by the Company.

We reviewed the independence of PricewaterhouseCoopers LLP from the Company and its management. This review included receipt and review of independence communications from PricewaterhouseCoopers LLP required by the PCAOB’s Rule 3526.

As the Audit Committee, we approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In connection with that approval, we

•	reviewed the scope of an overall plan for the annual audit for 2016;

•	approved an estimate of audit related fees to be provided by PricewaterhouseCoopers LLP; and

•	considered PricewaterhouseCoopers LLP’s description of their quality control procedures.

Additionally, we

•	reviewed the scope of the internal audit plan for 2016;

•	reviewed the adequacy of certain financial policies;

•	reviewed and discussed the results of meetings of the Company’s Disclosure Committee;

•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance;

•	reviewed the Company’s compliance with certain legal and regulatory requirements;

•	reviewed the performance of the internal audit function;

•	reviewed significant legal developments as described by management of the Company; and

•	reviewed all complaints in accordance with the Company’s Whistleblower Policy.

Audit Committee:

Deborah A. Beck

George S. Dotson

Jack E. Golden

Jeffrey A. Miller

James R. Montague

Phil D. Wedemeyer, Chair

January 11, 2016

AUDIT FIRM FEE SUMMARY

During fiscal years 2015 and 2014, PricewaterhouseCoopers LLP was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2015	2014
Audit Fees(1)	$1,270,956	$1,424,313
Audit-Related Fees(2)	$0	$85,000
Tax Fees(3)	$537,670	$405,406
All Other Fees	$0	$0

Total	$1,808,626	$1,914,719

(1)	Amounts include fees and expenses for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, as well as statutory audit fees. The amounts for 2015 also included fees related to the delivery of a comfort letter. The amounts for 2014 also included expenses incurred related to visits to our foreign locations.
(2)	Amount for 2014 includes fees for consultations related to our responses to SEC comment letters.
(3)	Amount relates to tax compliance, business planning and restructuring services connected with our foreign locations.

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2015, all of which have been approved by our shareholders. The table does not include the additional shares issuable under the proposed amendment to our 2013 Long-Term Incentive Plan, which is subject to approval at the 2016 Annual Meeting of Shareholders.

Number of shares of common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of common stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)(1)	Weighted-average remaining term of outstanding options
685,173	$34.90	1,563,601	4.3

(1)	As of September 30, 2015, there were 950,466 unvested awards of restricted stock units and performance-based restricted stock units outstanding which have been excluded from the number of shares of common stock available for future issuance.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such persons are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2014 through September 30, 2015, all filing requirements applicable to our officers, directors and shareholders owning greater than 10% of our outstanding common stock were complied with.

Shareholder Proposals

Shareholder Proposals in the Proxy Statement. Proposals from our shareholders intended to be included in our proxy statement for the 2017 Annual Meeting of Shareholders must be received at our principal executive offices (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement) no later than September 13, 2016 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting.

Shareholder Proposals and Nominations for Directors to be Presented at Annual Meeting. Our By-laws permit shareholders to propose business to be considered or to nominate directors for election by the shareholders at our annual meeting. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary not earlier than October 20, 2016 and not later than November 19, 2016 and must comply with the advance notice requirements set forth in our By-laws and with the requirements of the proxy rules promulgated by the SEC. A copy of our By-laws may be found on our website at www.atwd.com under “Investor Information – Corporate Governance” and is available upon request to the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094.

Other Matters

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

Your vote is very important. It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or by completing and signing the form of proxy and promptly returning it in the envelope provided. We will provide, without charge, upon written request of any shareholder, a copy of our 2014 Annual Report to Shareholders, including consolidated financial statements and financial statement schedules. Please direct such request to the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, 281-749-7800.

Walter A. Baker

Senior Vice President, General Counsel

and Corporate Secretary

Houston, Texas

January 11, 2016

PROXY

ATWOOD OCEANICS, INC.

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 17, 2016, 12:00 P.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark W. Smith and Walter A. Baker, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share, of Atwood Oceanics, Inc., held of record by the undersigned as of the close of business on December 18, 2015, at the Annual Meeting of Shareholders to be held on February 17, 2016 or any adjournment or postponement thereof.

1.	To elect the following director nominees:

DEBORAH A. BECK	HANS HELMERICH	ROBERT J. SALTIEL
GEORGE S. DOTSON	JEFFREY A. MILLER	PHIL D. WEDEMEYER
JACK E. GOLDEN	JAMES R. MONTAGUE

☐ FOR all nominees listed	☐ WITHHOLD authority to vote for all nominees listed	☐ FOR all except

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR all except” and write the name(s) of the nominee(s) on the line below.)

2.	To approve, by a shareholder non-binding, advisory vote, the compensation of our named executive officers:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve Amendment No. 1 to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan:

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2016:

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 17, 2016.

A COPY OF THE PROXY STATEMENT, THIS FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2015 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.proxyvote.com.

If no direction is made, the Proxy will be voted in accordance with our Board of Directors’ recommendations.

Please sign exactly as name appears hereon.

SIGNATURE (Please sign within box)	DATE

SIGNATURE (Joint Owners)	DATE

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.